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                                                                   Exhibit 10.25


                               PURCHASE AGREEMENT

                                  BY AND AMONG

                      INTERNATIONAL MULTIFOODS CORPORATION,

                            MULTIFOODS BRANDS, INC.,

                           FANTASIA CONFECTIONS, INC.,

                       ROBIN HOOD MULTIFOODS CORPORATION,

                            THE J.M. SMUCKER COMPANY,

                          VALUE CREATION PARTNERS INC.,

                               BEST BRANDS CORP.,

                                       AND

                                   IMCB CORP.

                          DATED AS OF JANUARY 13, 2005

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                                TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF SHARES AND ASSETS; ASSUMPTION OF LIABILITIES...........    2
        1.01        Sale and Purchase of Shares.......................................    2
        1.02        Sale and Purchase of Assets.......................................    2
        1.03        Excluded Assets...................................................    4
        1.04        Assumption of Liabilities.........................................    4
        1.05        Excluded Liabilities..............................................    6
        1.06        Assignment and Assumption of Assigned Contracts...................    7
        1.07        Dividable Contracts...............................................    8
ARTICLE II PURCHASE PRICE AND PAYMENT.................................................    9
        2.01        Purchase Price....................................................    9
        2.02        Payment...........................................................    9
        2.03        Prorations........................................................    9
        2.04        Determination of Closing Net Working Capital......................   10
        2.05        Inventory Adjustment..............................................   12
        2.06        Allocation of Purchase Price Among the Assets.....................   14
ARTICLE III CLOSING, CLOSING DELIVERIES AND CERTAIN TAXES.............................   14
        3.01        Closing and Closing Date..........................................   14
        3.02        Closing Deliveries................................................   15
        3.03        Transfer Taxes and Recording Fees.................................   17
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AND SMUCKER...........   17
        4.01        Representations and Warranties of Sellers and Smucker.............   17
        4.02        Covenants of Sellers..............................................   35
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER ENTITIES.............   40
        5.01        Representations and Warranties of the Buyer Entities..............   40
        5.02        Covenants of the Buyer Entities...................................   42
ARTICLE VI MUTUAL COVENANTS...........................................................   43
        6.01        Consents..........................................................   43
        6.02        Cooperation.......................................................   43
        6.03        Trademark Matters and Corporate Names.............................   44
        6.04        Publicity.........................................................   45
        6.05        Closing Conditions................................................   45
        6.06        Antitrust Notification and Governmental Filings...................   46
        6.07        Cancellation of FCI Lease.........................................   47
        6.08        Supply Agreement..................................................   47
        6.09        Transition Services Agreement.....................................   47
        6.10        Co-Pack Agreement.................................................   47
        6.11        Disclosure Supplements............................................   47
        6.12        Bulk Sales Compliance.............................................   47

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
        6.13        Further Assurances................................................   47
        6.14        Insurance.........................................................   48
        6.15        International Sales...............................................   48
        6.16        Intercompany Accounts; Distributions..............................   48
        6.17        Patent License Agreement..........................................   48
        6.18        Lockport Plant Matters............................................   49
ARTICLE VII CONDITIONS TO CLOSING.....................................................   50
        7.01        Conditions to Buyer Entities' Obligation..........................   50
        7.02        Conditions to Sellers' Obligation.................................   51
ARTICLE VIII EMPLOYEES AND EMPLOYEE BENEFITS..........................................   53
        8.01        Offers of Employment..............................................   53
        8.02        Union Employees...................................................   53
        8.03        Provision of Buyer's and Companies' Plans.........................   54
        8.04        Credit Under Buyer's Plans........................................   54
        8.05        Incentive Payments................................................   54
        8.06        Medical, Dental, Disability and Life Insurance Plan Liabilities...   55
        8.07        Accrued Vacation..................................................   55
        8.08        COBRA.............................................................   55
ARTICLE IX TAX MATTERS................................................................   56
        9.01        Cooperation.......................................................   56
        9.02        Filing Responsibility.............................................   56
        9.03        Refunds...........................................................   56
ARTICLE X INDEMNIFICATION.............................................................   57
        10.01       Tax Indemnification...............................................   57
        10.02       Indemnification by Sellers........................................   58
        10.03       Indemnification by the Buyer Entities.............................   59
        10.04       Adjustments.......................................................   60
        10.05       Termination of Indemnification....................................   61
        10.06       Procedures Relating to Indemnification of Third Party Claims......   62
        10.07       Procedures Relating to Indemnification of Tax Claims..............   63
        10.08       Procedures for Indemnification--Other Claims......................   64
        10.09       No Effect on Other Agreements.....................................   64
ARTICLE XI  TERMINATION...............................................................   65
        11.01       Grounds for Termination...........................................   65
        11.02       Procedure for Termination.........................................   65
        11.03       Consequences of Termination.......................................   65
        11.04       Survival of Certain Indemnification Obligations...................   66
ARTICLE XII  MISCELLANEOUS............................................................   67
        12.01       Assignment........................................................   67
        12.02       No Third-Party Beneficiaries......................................   67
        12.03       Survival of Representations.......................................   67
        12.04       Expenses..........................................................   67
        12.05       Amendments and Waiver.............................................   67

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
12.06       Notices...................................................................   68
12.07       Counterparts..............................................................   69
12.08       Entire Agreement..........................................................   69
12.09       Severability..............................................................   69
12.10       Governing Law.............................................................   69
12.11       Equitable Remedies........................................................   69
12.12       Interpretation............................................................   69
12.13       Disclosure Schedule.......................................................   70

Exhibits

Exhibit 1.02(a)            U.S. Owned Real Property
Exhibit 1.02(b)            U.S. Leased Real Property
Exhibit 1.02(c)            Equipment
Exhibit 1.02(k)            Assigned Contracts
Exhibit 1.03(i)            Certain Excluded Contracts
Exhibit 1.03(j)            Certain Excluded Assets
Exhibit 1.07               Dividable Contracts
Exhibit 2.01               Allocation of Purchase Price between the Shares
                            and the Assets
Exhibit 2.02(ii)           Form of Note Purchase Agreement
Exhibit 2.04(g)(i)         Certain Net Working Capital Principles
Exhibit 2.04(g)(ii)        Detailed Accounting of Net Working Capital
Exhibit 2.06               Allocation of Purchase Price among the Assets
Exhibit 3.02(a)(iii)       Form of Bill of Sale
Exhibit 3.02(a)(iv)        Form of Lease Assignment
Exhibit 3.02(a)(v)         Forms of Limited Warranty Deeds
Exhibit 3.02(a)(vi)        Forms of Intellectual Property Assignment
Exhibit 3.02(a)(viii)      Requested Subordination, Nondisturbance Agreements
Exhibit 3.02(a)(ix)        Requested Estoppel Certificates
Exhibit 3.02(a)(x)         Form of Seller's Affidavit
Exhibit 3.02(a)(xi)        Lemelson Instrument of Transfer
Exhibit 5.01(f)            Form of Accredited Investor Certificate
Exhibit 6.03(a)            Form of Trademark License Agreement
Exhibit 6.03(d)            Form of Grant-Back Technology License Agreement
Exhibit 6.08(a)            Form of Supply Agreement
Exhibit 6.08(b)            Form of Baking Mix Agreement
Exhibit 6.09               Form of Transition Services Agreement
Exhibit 6.10               Form of Co-Pack Agreement
Exhibit 6.17               Form of Patent License Agreement
Exhibit 7.01(i)            Certain Consents

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                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") is made as of January 13, 2005, by and among INTERNATIONAL MULTIFOODS CORPORATION, a corporation organized under the laws of Delaware ("IMC"), MULTIFOODS BRANDS, INC., a corporation organized under the laws of Delaware ("MBI"), FANTASIA CONFECTIONS, INC., a corporation organized under the laws of California ("FCI"; IMC, MBI and FCI are sometimes hereinafter referred to individually as a "U.S. Seller" and collectively as the "U.S. Sellers"), ROBIN HOOD MULTIFOODS CORPORATION, an unlimited company amalgamated under the laws of Nova Scotia ("Robin Hood"; the U.S. Sellers and Robin Hood are sometimes hereinafter referred to individually as a "Seller" and collectively as the "Sellers"), THE J. M. SMUCKER COMPANY, a corporation organized under the laws of Ohio ("Smucker"), VALUE CREATION PARTNERS INC., a corporation organized under the laws of Delaware ("VCP"), BEST BRANDS CORP., a corporation organized under the laws of Delaware ("BBC"), and IMCB CORP., a corporation organized under the laws of Delaware (hereinafter referred to as "Buyer"; VCP, BBC and Buyer are sometimes hereinafter referred to individually as a "Buyer Entity" and collectively as the "Buyer Entities") and a wholly-owned subsidiary of VCP.

      WHEREAS, the U.S. Sellers are engaged in, among other businesses, the business of manufacturing, marketing, selling and distributing (1) baking mix and baking ingredient foodservice products primarily under the brand names Multifoods and Pillsbury and distributor and customer labels in the in-store bakery, foodservice and wholesale/retail bakery channels in the continental United States and Puerto Rico and (2) frozen bakery products primarily under the brand names Fantasia, Gourmet Baker and Multifoods and distributor and customer labels in the in-store bakery, retail bakery and foodservice channels in the continental United States and Puerto Rico (the "U.S. Business"); and

      WHEREAS, Robin Hood owns (1) all of the issued and outstanding shares of capital stock (the "Gourmet Baker Shares") of Gourmet Baker Inc., a corporation organized under the laws of Ontario ("Gourmet Baker"), and (2) all of the issued and outstanding shares of capital stock (the "980964 Shares" and together with the Gourmet Baker Shares, the "Shares") of 980964 Ontario Limited, a corporation organized under the laws of Ontario ("980964") (Gourmet Baker together with 980964 are sometimes hereinafter collectively referred to as the "Companies" and individually as a "Company"); and

      WHEREAS, the Companies are engaged in the business of manufacturing, marketing, selling and distributing frozen bakery products primarily under the brand name Gourmet Baker and distributor and customer labels in the in-store bakery and foodservice channels in Canada and the continental United States (the "Canadian Business" and together with the U.S. Business, the "Business"); and

      WHEREAS, the U.S. Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase and assume from the U.S. Sellers, on the terms and subject to the conditions set forth in this Agreement, certain assets and liabilities relating to the U.S. Business; and

                                       1
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      WHEREAS, Robin Hood desires to sell, transfer and assign to Buyer, and
Buyer desires to purchase from Robin Hood, on the terms and subject to the conditions set forth in this Agreement, the Shares.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

SALE AND PURCHASE OF SHARES AND ASSETS; ASSUMPTION OF LIABILITIES

      1.01 SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) Robin Hood shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Robin Hood, the entire right, title and interest of Robin Hood in and to the Shares.

      1.02 SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the U.S. Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase and acquire from the U.S. Sellers, all of the U.S. Sellers' right, title and interest, as of the Closing, in and to all of the following assets and properties described in this Section 1.02 (the "Assets"):

      (a) the real property described in Exhibit 1.02(a) hereto, together with all improvements (including improvements in progress), fixtures and easements, rights-of-way, spur tracks, docks, piers and other appurtenances thereto (such as appurtenant rights in and to public streets, alleys and thoroughfares) (the "U.S. Owned Real Property");

      (b) the leasehold and subleasehold interests of each U.S. Seller in and to the real property leases listed on Exhibit 1.02(b) hereto (the "Leases") with respect to the real property listed on Exhibit 1.02(b) hereto (collectively, the "U.S. Leased Real Property" and, together with the U.S. Owned Real Property, referred to herein as the "U.S. Real Property"), together with all interests of the U.S. Sellers in all improvements (including improvements in progress), fixtures and easements, rights-of-way, spur tracks, docks, piers and other appurtenances thereto (such as appurtenant rights in and to public streets, alleys, and thoroughfares) (collectively with the U.S. Leased Real Property, the "Leasehold Interests");

      (c) all machinery, equipment, spare parts, furniture, automobiles, trucks, tractors, trailers, computer hardware, tools and other tangible personal property listed in Exhibit 1.02(c) hereto (the "Equipment");

      (d) all inventories of ingredients and raw materials, work in process, finished goods, bagging, packaging and other containers, and other goods (whether located at the U.S. Sellers' premises or third parties' (including co-packers') facilities) held for sale to customers in the ordinary course of business, in each case exclusively related to the U.S. Business, and the "TreatToppers" inventory at the Sedalia, Missouri plant (the "Inventory");

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      (e) all accounts receivable for goods sold or services rendered by each
U.S. Seller in the ordinary course of business, in each case exclusively related to the U.S. Business, other than those payable by an affiliate of the U.S. Sellers (collectively, the "Receivables");

      (f) all purchase orders made by customers for the purchase of products of the U.S. Business or by any of the U.S. Sellers for the purchase of goods or services, in each case exclusively related to the U.S. Business (the "Purchase Orders");

      (g) the Owned Business Intellectual Property (as defined in Section 4.01(n)) owned by a U.S. Seller that is exclusively related to the U.S. Business (the "Intellectual Property");

      (h) all books, records and other documents and information exclusively related to the U.S. Business, including all customer, prospect, broker and distributor lists, sales literature, price lists, quotes and bids, promotional programs, product catalogs and brochures, inventory records, product data, purchase orders and invoices, sales orders and sales order log books, commission records, customer information, personnel records (to the extent permitted by law) and correspondence, in each case exclusively related to the U.S. Business (the "Books and Records");

      (i) all pre-paid expenses and deposits made by the U.S. Sellers, in each case exclusively related to the Assets and the U.S. Business (the "Prepaid Expenses");

      (j) all governmental licenses, permits, approvals and other authorizations held by the U.S. Sellers exclusively related to the Assets and the U.S. Business, to the extent their transfer is permitted by law (the "Licenses");

      (k) the licenses, contracts and agreements listed on Exhibit 1.02(k) hereto, together with each other contract or agreement exclusively related to the U.S. Business not required to be listed on Section 4.01(o) of the Disclosure Schedule (as defined in Section 4.01) (other than Excluded Contracts (as defined in Section 1.03(i)) (together with the Leases, the "Assigned Contracts");

      (l) each warranty or guarantee by any manufacturer, supplier or other predecessor or transferor of any of the Assets, to the extent such assignment is not prohibited by the terms of such warranty or guarantee (the "Warranties");

      (m) all Tax (as defined in Section 4.01(i)) refunds and credits related to Taxes that are not Excluded Taxes;

      (n) the portions of the Dividable Contracts (as defined in Section 1.07(a)) that are assigned to Buyer pursuant to this Agreement;

      (o) (i) the $4,805,000 Industrial Revenue Bonds, Series 1999, (ii) the $1,532,000 Industrial Revenue Bonds, Series 2000, and (iii) the $3,624,000 Industrial Revenue Bonds, Series 2001, in each case issued by the City of Bonner Springs, Kansas (the "Industrial Revenue Bonds"); and

      (p) all goodwill to the extent exclusively related to the U.S. Business.

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

      1.03 EXCLUDED ASSETS. The U.S. Sellers are not selling, and Buyer is not purchasing from the U.S. Sellers, any property or assets not expressly described in Section 1.02 hereof (the "Excluded Assets"). Without limiting the generality of the foregoing, the following properties and assets of the U.S. Sellers constitute Excluded Assets, notwithstanding anything to the contrary provided in
Section 1.02:

      (a) all cash, cash equivalents, securities (whether or not marketable), investments and bank accounts;

      (b) the corporate charter, minute books, stock records, qualifications to do business as a foreign corporation, taxpayer and other identification numbers, Tax Returns (as defined in Section 4.01(i)) (although copies of Tax Returns for Taxes that are not Excluded Taxes shall be provided to Buyer for periods beginning on or after January 1, 2001) and similar records and documents of each U.S. Seller;

      (c) all Tax (as defined in Section 4.01(i)) refunds or credits related to Excluded Taxes;

      (d) all insurance policies of the U.S. Sellers and all rights of the U.S. Sellers (including rights to receive dividends, refunds or proceeds) under or arising out of such insurance policies;

      (e) all of the U.S. Sellers' interests or rights in real property, except for the U.S. Real Property;

      (f) all intellectual property of each U.S. Seller, except for the Intellectual Property and any intellectual property rights licensed to any U.S. Seller pursuant to an Assigned Contract or the applicable portions of any Dividable Contracts assigned to Buyer pursuant to this Agreement;

      (g) Licenses that are not transferable or are transferable but only with the consent of the government or a governmental agency and with respect to which the requisite consent is not received at or prior to the Closing;

      (h) assets held in the U.S. Sellers' Plans (as defined in Section
4.01(r));

      (i) the contracts and agreements listed on Exhibit 1.03(i) hereto, all collective bargaining agreements or other agreements with a labor or trade union, and all contracts to which any U.S. Seller is a party pursuant to which an employee of such U.S. Seller is entitled to a "success bonus" (the "Success Bonus Agreements") if the transactions contemplated by this Agreement are consummated and the employee remains employed through the date of such consummation (collectively, the "Excluded Contracts"); and

      (j) the assets and properties listed in Exhibit 1.03(j).

      1.04 ASSUMPTION OF LIABILITIES. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall assume and hereby agrees to pay, perform, observe and discharge fully and timely, effective as of the Closing, all liabilities, obligations and commitments, known or unknown, asserted or unasserted, absolute or contingent, of each U.S. Seller to the extent exclusively related to or arising out of the U.S. Business or the Assets, whether arising before, at or after the Closing, other than liabilities, obligations or commitments constituting Excluded Liabilities (as defined in Section 1.05) (collectively, the liabilities, obligations and commitments so assumed being referred to as the "Assumed Liabilities"). To the extent that any U.S. Seller or any affiliate of any U.S. Seller pays any Assumed Liability following the Closing, Buyer shall reimburse IMC for any amount so paid immediately upon demand. Without limiting the generality of the foregoing, except to the extent such liabilities, obligations, and/or commitments constitute Excluded Liabilities, the following liabilities, obligations and commitments constitute Assumed Liabilities:

      (a) all liabilities, obligations and commitments of each U.S. Seller under or in respect of the U.S. Real Property, Leasehold Interests, Equipment, Inventory, Assigned Contracts, Purchase Orders, Licenses, Intellectual Property, the Industrial Revenue Bonds and Warranties and the applicable portions of each Dividable Contract;

      (b) all unpaid accounts payable of each U.S. Seller to the extent exclusively related to the U.S. Business and all accrued expenses of each U.S. Seller to the extent exclusively related to the U.S. Business;

      (c) without limiting Article VIII hereof, (i) all liabilities, obligations and commitments of each U.S. Seller to Employees (as defined in Section 8.01) and (to the extent accrued on the Final Closing Statement (as defined in Section 2.04(d)) persons formerly on the payroll of the U.S. Business (or any predecessor payroll) relating to compensation, commissions, incentive payments, and bonuses (except to the extent arising from the Success Bonus Agreements),
(ii) all liabilities, obligations and commitments of the U.S. Sellers to Employees for severance pay resulting from the termination of employment with a U.S. Seller in connection with the transactions contemplated by this Agreement (including severance obligations arising out of the collective bargaining agreements relating to the Lockport, New York or Elyria, Ohio plants to which a U.S. Seller is a party), and (iii) all liabilities, obligations and commitments of each U.S. Seller for severance pay to persons formerly on the payroll of the U.S. Business (or any predecessor payroll) to the extent accrued on the Final Closing Statement.

      (d) all liabilities, obligations and commitments arising from litigation, arbitration, administrative and other proceedings (other than workers' compensation and health insurance/benefit claims) pending or threatened against the U.S. Business or the Assets and all performance obligations under any product recall or any non-financial settlement obligation exclusively related to the U.S. Business;

      (e) all liabilities, obligations and commitments arising from any workers' compensation and health insurance/benefit claims related to the U.S. Business asserted on or after the Closing Date (as defined in Section 3.01) (regardless, in the case of workers' compensation claims, of when the alleged injuries were incurred) other than (i) workers' compensation claims asserted by persons employed at the Lockport, New York plant (the "Lockport Plant") that relate to injuries incurred prior to the Closing Date, (ii) workers' compensation claims resulting from accidents occurring prior to the Closing Date that cause death or loss of limbs or other severe physical injuries (e.g., broken backs or other physical injuries requiring hospitalization other than on an outpatient basis), and (iii) health insurance/benefit claims asserted by persons employed by the U.S. Sellers at the Lockport Plant (except to the extent any such persons are employed by Buyer, in which case Buyer shall be liable for such health insurance/benefit claims in accordance with the terms of Section 8.06), each of which shall be the sole responsibility of the U.S. Sellers;

      (f) any claims (including product liability and infringement claims, liabilities for customer deductions and refund and replacement obligations with respect to products) relating to goods sold or services provided by the U.S. Business before, on or after the Closing Date;

      (g) any claims (other than claims retained by the U.S. Sellers pursuant to Section 1.05(e) and Section 1.05(j)) asserted by Employees, by persons formerly on the payroll of the U.S. Business (or any predecessor payroll), or by dependents of such Employees or former employees, for acts or omissions occurring on or before the Closing Date;

      (h) all liabilities, obligations and commitments relating to the ownership, operation or condition of the tangible Assets (including environmental conditions) before, on or after the Closing Date or arising from the transfer of the Assets to Buyer;

      (i) vacation, personal time off and sick time accrued by the U.S. Sellers as of the Closing Date for all Employees hired by Buyer ("Accrued Vacation");

      (j) all liabilities for Taxes attributable to the U.S. Business or the Assets, other than Excluded Taxes (as defined in Section 4.01(i)), the U.S. Sellers' share of prorated Taxes under Section 2.03 and the U.S. Sellers' share of Transfer Taxes pursuant to Section 3.03;

      (k) any liability, obligation or commitment of any U.S. Seller to pay or perform any liability, obligation or commitment (i) pursuant to any guaranty or obligation or Lien (as defined in Section 4.01(k)) on, or in respect of, any collateral of any U.S. Seller (other than the Assets) to ensure performance given or made by any such U.S. Seller to the extent exclusively in connection with the U.S. Business (including pursuant to a letter of credit or surety bond), or (ii) that otherwise arises as a matter of law or contract to the extent exclusively in connection with the U.S. Business, but in no event shall the provisions of this subsection include any obligation to repay any borrowed money; and

      (l) all liabilities, obligations and commitments of the U.S. Sellers reflected on the Final Closing Statement.

      1.05 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary provided in Section 1.04 hereof, the Assumed Liabilities shall not include the following liabilities, obligations and commitments of the U.S. Sellers (or any of them) (the "Excluded Liabilities"):

      (a) any liability, obligation or commitment for borrowed money;

      (b) any liability for Excluded Taxes, the U.S. Sellers' share of prorated Taxes under Section 2.03 or the U.S. Sellers' share of Transfer Taxes pursuant to Section 3.03;

      (c) any liability, obligation or commitment for costs and expenses (other than Transfer Taxes, as defined in Section 3.03) in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby (other than severance costs and liabilities referred to in Exhibit 2.04(g)(i));

      (d) any liability, obligation or commitment of the U.S. Sellers under this Agreement or under any other agreement between one or more of the U.S. Sellers and Buyer entered into on or after the date of this Agreement in accordance with the terms hereof;

      (e) any liability, obligation or commitment relating to any of the U.S. Sellers' Plans, except to the extent Buyer is assuming such liabilities, obligations and commitments pursuant to Section 1.04(c);

      (f) any intercompany accounts between the U.S. Sellers and their affiliates;

      (g) claims relating to COBRA (as defined in Section 8.08) coverage, to the extent provided in Section 8.08;

      (h) any liability, obligation or commitment primarily related to the Excluded Assets (except to the extent provided in Section 1.04(c), Section 1.06 and Section 1.07 hereof) and any other assets of the U.S. Sellers not transferred to and not purchased by Buyer;

      (i) any liability, obligation or commitment of each U.S. Seller for severance pay to persons formerly on the payroll of the U.S. Business (or any predecessor payroll) to the extent not accrued on the Final Closing Statement;

      (j) (i) any liability, obligation or commitment arising from workers' compensation claims or health insurance/benefit claims (to the extent provided in Section 8.06) related to the U.S. Business that are asserted prior to the Closing Date, (ii) workers' compensation claims resulting from accidents occurring prior to the Closing Date that cause death or loss of limbs or other severe physical injuries (e.g., broken backs or other physical injuries requiring hospitalization other than on an outpatient basis), and (iii) in the case of claims asserted by persons employed at the Lockport Plant, (A) workers' compensation claims asserted by such persons at any time that relate to injuries incurred prior to the Closing Date and (B) health insurance/benefit claims asserted by persons employed by the U.S. Sellers at the Lockport Plant (except to the extent any such persons are employed by Buyer, in which case Buyer shall be liable for such health insurance/benefit claims in accordance with the terms of Section 8.06); and

      (k) any liability, obligation, or commitment set forth in Section 1.05(k) of the Disclosure Schedule.

      1.06 ASSIGNMENT AND ASSUMPTION OF ASSIGNED CONTRACTS. Notwithstanding any other provision of this Agreement, if (i) any Assigned Contract is not permitted to be sold, assigned, transferred or conveyed without the approval, consent or waiver of another party thereto, and (ii) all necessary approvals, consents and waivers of all parties to such Assigned Contract have not been obtained at or prior to the Closing, then Buyer shall not be obligated to assume such Assigned Contract and such Assigned Contract shall not be included in the Assets transferred to Buyer on the Closing Date, provided that Buyer will assume the obligations and liabilities of the U.S. Sellers under such Assigned Contract (but not such Assigned Contract itself), in which event the claims, rights and benefits of the U.S. Sellers arising under such Assigned Contract or resulting therefrom (but not such Assigned Contract itself) shall be included in the Assets and transferred to Buyer hereunder, and the U.S. Sellers shall, following the Closing, use reasonable efforts to assist Buyer in attempting to obtain the necessary approvals, consents and waivers with respect to such Assigned Contract (but in no event shall the U.S. Sellers be required to pay money or grant any accommodations to obtain any such approval, consent or waiver). Each U.S. Seller that is a party thereto shall promptly transfer such Assigned Contract to Buyer if such approvals, consents and waivers are obtained (provided, that no U.S. Seller shall be obligated to make any representations or warranties with respect thereto beyond those expressly required by this Agreement) and upon such transfer Buyer shall assume all liabilities, obligations and commitments of the applicable U.S. Seller(s) arising under such Assigned Contract. Nothing stated in this Section 1.06 shall modify in any respect the conditions set forth in
Article VII.

      1.07 DIVIDABLE CONTRACTS.

      (a) The U.S. Sellers shall use their reasonable efforts to assist in the transfer to Buyer of such portion of each Dividable Contract or the benefits thereof that relates to the U.S. Business on terms that, taken as a whole, for all such transfers are not materially less advantageous to Buyer than would exist if such transferred portions were stand alone contracts. Upon such transfer, Buyer shall assume any liabilities and obligations of the applicable U.S. Seller related to the transferred portion of such Dividable Contract. "Dividable Contracts" means the contracts and agreements referred to in Exhibit
1.07 hereto.

      (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer to Buyer of the portion of any Dividable Contract that relates to the U.S. Business or any claim or right or any benefit arising thereunder or resulting therefrom would require any approvals, consents or waivers by another person, and such approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article VII) proceed without the transfer of any such portion of any such Dividable Contract and this Agreement shall not constitute a transfer of such portion of any such Dividable Contract or an attempt thereof. In the event that the Closing proceeds without the transfer of any such portion of any such Dividable Contract, then following the Closing, the U.S. Sellers shall use their reasonable efforts to assist Buyer in attempting to obtain promptly such approvals, consents or waivers; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration for any such approval, consent or waiver or grant any accommodations. Pending such approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Buyer the benefits of such portion of any such Dividable Contract and to the U.S. Sellers the benefits that they would have obtained had such portion of such Dividable Contract been transferred to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 1.07 of any portion of any such Dividable Contract, Buyer shall perform the obligations of the U.S. Sellers thereunder. Once approval, consent or waiver for the transfer of any such portion of any such Dividable Contract not transferred at the Closing is obtained, the U.S. Sellers shall transfer such portion of any such Dividable Contract to Buyer (provided, that no U.S. Seller shall be obligated to make any representations or warranties with respect thereto beyond those expressly required by this Agreement) and Buyer shall assume the corresponding obligations of each U.S. Seller thereunder. Nothing stated in this Section 1.07 shall modify in any respect the conditions set forth in Article VII.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

      2.01 PURCHASE PRICE. The aggregate purchase price to be paid by Buyer to Sellers for the Shares and the Assets shall be an amount equal to the sum of (i) $43,000,000 (the "Base Purchase Price"), plus or minus (as applicable) (ii) the amount by which Final Closing Net Working Capital, as determined in the manner set forth below in Section 2.04, exceeds or is less than $15,552,000 (the Base Purchase Price, as so adjusted, being referred to as the "Purchase Price", as such amount may be further adjusted after Closing as otherwise provided in this Agreement (including pursuant to Section 2.05)). The Purchase Price shall be allocated between the Shares, on the one hand, and the Assets, on the other hand, as set forth on Exhibit 2.01.

      2.02 PAYMENT. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Base Purchase Price shall be payable as follows:
Buyer shall (i) pay to Sellers, by wire transfer to the bank accounts designated in writing by Sellers prior to the Closing, immediately available United States funds in the aggregate amount of $33,000,000 (the "Closing Cash Payment"), with Buyer to pay such portion of the Closing Cash Payment to each such account as may be directed by Sellers, and (ii) a promissory note of Buyer (the "Buyer Note") in the form attached as Exhibit 1 to the Note Purchase Agreement (the "Note Purchase Agreement") attached as Exhibit 2.02(ii) hereto, dated the Closing Date, in the principal amount of $10,000,000, bearing interest at the rate of 8% per annum, payable on the dates and containing the other terms set forth in Exhibit 1 to the Note Purchase Agreement.

      2.03 PRORATIONS. The following prorations relating to the Assets will be made as of the Closing Date, with the U.S. Sellers liable to the extent such items relate to any time period up to the day immediately preceding the Closing Date and Buyer liable to the extent that such items relate to periods on or after the Closing Date. The net amount of all such prorations will be settled and paid by the U.S. Sellers to Buyer or Buyer to the U.S. Sellers, as the case may be, on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Buyer or the U.S. Sellers, as applicable, provided, however, that if any item cannot be prorated with specificity as of the Closing Date (including real estate taxes and assessments resulting from, among other things, any proposed or actual change in valuation prior to the Closing Date to the extent such changes affect Taxes in the period up to and including the Closing Date) due to final bills not being issued as of the Closing Date, the parties will calculate the prorations with respect to such items as soon as practicable after the actual bills are issued, and the net amount shall be paid by the responsible party to the other(s) by wire transfer of immediately available funds promptly thereafter:

      (a) rents, additional rents, taxes and other items payable by the U.S. Sellers under any lease to be assigned to or assumed by Buyer pursuant to the terms of this Agreement;

      (b) the amount of rents and charges for sewer, water, fuel, telephone, electricity and other utilities, including Taxes thereon; provided, however, that no deposits or prepaid amounts will be prorated, but will be included in the Assets; and

      (c) real estate and personal property Taxes and installments of assessments, if any, on or with respect to the Assets.

Notwithstanding the foregoing, Buyer shall be liable for and pay such items set forth in clauses (a), (b) and (c) above to the extent such items are included as liabilities on the Final Closing Statement.

      (d) The U.S. Sellers will use commercially reasonable efforts to cause all utility bills of the U.S. Sellers to be closed and billed by their respective utility companies as of the day immediately preceding the Closing Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period on and after the Closing Date. If any such utility charges are not separately billed, they will be prorated presuming that such charges were uniformly incurred during the period in question.

      2.04 DETERMINATION OF CLOSING NET WORKING CAPITAL.

      (a) Within 60 days after the Closing Date, Sellers shall prepare a statement (the "Closing Statement") setting forth Net Working Capital (as defined in clause (g) below) as of the close of business on the day immediately preceding the Closing Date ("Closing Net Working Capital"). The value of the inventory shown on the Closing Statement shall be equal to the value of inventory as of the close of business on the day immediately preceding the Closing Date reflected on the perpetual inventory records maintained by the U.S. Sellers and the Companies in the ordinary course of business (the "Closing Perpetual Inventory Value"), and such value shall be final and binding for purposes of this Section 2.04, but shall be subject to adjustment after Closing pursuant to Section 2.05 hereof. Buyer shall, and shall cause the Companies to, reasonably assist Sellers and their representatives in the preparation of the Closing Statement and shall provide Sellers and their representatives access at all reasonable times to the personnel, properties and books and records of the Business and the Companies for such purpose.

      (b) Buyer shall, within 45 days after the delivery by Sellers of the Closing Statement, complete its review thereof. After delivery of the Closing Statement, Sellers shall provide Buyer and its representatives access at all reasonable times to their personnel, properties and books and records, in each case used or involved in the preparation of the Closing Statement. The Closing Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Sellers in writing within 45 days after delivery of the Closing Statement of any objection thereto (the "Buyer's Objection"). The Buyer's Objection shall set forth a description of the basis of the Buyer's Objection and the adjustments to Closing Net Working Capital reflected on the Closing Statement that Buyer believes should be made. Any items not disputed during the foregoing 45-day period shall be deemed to have been accepted by Buyer. If the Closing Net Working Capital set forth in the Closing Statement exceeds the Closing Net Working Capital set forth in Buyer's Objection (if any) by $100,000 or less, then Final Closing Net Working Capital (as defined below) shall be equal to one-half the sum of (x) the Closing Net Working Capital set forth in Buyer's Objection, plus (y) the Closing Net Working Capital set forth in the Closing Statement, which amount shall be final and binding and not subject to any post-Closing adjustment except as may be necessary to correct manifest computational errors. If the Closing Net Working Capital set forth in the Closing Statement exceeds the Closing Net Working Capital set forth in Buyer's Objection (if any) by more than $100,000, then Sellers and Buyer shall attempt to resolve their disputes.

      (c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Closing Statement within 45 days following Sellers' receipt of the Buyer's Objection to such Closing Statement pursuant to Section 2.04(b), they shall refer their remaining differences for decision to a nationally recognized independent accounting firm (other than Ernst & Young or KPMG) agreed upon by Buyer and Sellers (such agreed upon firm being hereinafter referred to as the "Arbitrator"). The Arbitrator's decision shall be made consistent with this Section 2.04 and the methods and principles used in the preparation of the Closing Statement, shall be made within 45 days and shall be final and binding on the parties; provided, that the Arbitrator's determination as to any item set forth in Buyer's Objection shall not be more beneficial to Sellers than the determination of that item by Sellers in the Closing Statement or more beneficial to Buyer than the determination of that item in Buyer's Objection.

      (d) The Closing Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.04(b) hereof, (ii) agreement in writing by Sellers and Buyer that the Closing Statement, together with any modifications thereto agreed to by Sellers and Buyer, shall be final and binding, or (iii) the date on which the Arbitrator shall issue its written determination with respect to any dispute relating to such Closing Statement. The Closing Statement, when final and binding on all parties, is herein referred to as the "Final Closing Statement" and the amount of Net Working Capital reflected thereon shall be referred to as the "Final Closing Net Working Capital"; provided, that Final Closing Net Working Capital shall be the amount determined pursuant to the second to last sentence of
Section 2.04(b) if such sentence is applicable, with the Closing Statement related thereto being the Final Closing Statement.

      (e) Within 10 business days following issuance of the Final Closing Statement, the net adjustment payment payable pursuant to this Section 2.04(e) (the "Adjustment Payment") and interest thereon shall be paid by wire transfer of immediately available United States funds to a bank account or bank accounts designated in writing by Sellers or Buyer, as the case may be. The Adjustment Payment shall be the difference, if any, between (x) the Final Closing Net Working Capital, minus (y) $15,552,000. The Adjustment Payment shall be payable by Buyer to Sellers, if positive, and by Sellers to Buyer, if negative. If the Adjustment Payment is payable to Sellers, it shall be allocated and paid to such of the Sellers to whose business the adjustment relates. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by Wells Fargo Bank, N.A. (the "Closing Date Interest Rate"), which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment.

      (f) If the Final Closing Net Working Capital is determined by the Arbitrator pursuant to Section 2.04(c), the Non-Prevailing Party (as defined below) shall pay its own expenses incurred with respect to the submission to such Arbitrator and shall pay a percentage of (i) the fees and expenses of such Arbitrator plus (ii) the reasonable out-of-pocket expenses (including reasonable attorneys' fees) of the other party incurred with respect to the submission, which percentage shall be calculated by dividing (1) an amount equal to the difference between the Non-Prevailing Party's determination of Closing Net Working Capital, as submitted to such Arbitrator, and such Arbitrator's determination of Closing Net Working Capital by (2) an amount equal to the difference between the parties' respective determinations of Closing Net Working Capital, as submitted to such Arbitrator. The other party shall pay the remainder of the fees and expenses of such Arbitrator and its own expenses not required to be paid by the Non-Prevailing Party hereunder. A party is the "Non-Prevailing Party" if such Arbitrator's determination of Closing Net Working Capital is closer to the other party's determination of Closing Net Working Capital, as submitted to such Arbitrator, than it is to that party's determination of Closing Net Working Capital, as submitted to such Arbitrator. For purposes of this Section 2.04, Sellers collectively shall be treated as one party.

      (g) As used in this Section 2.04, "Net Working Capital" means the current assets (net of appropriate reserves and excluding cash and cash equivalents), less the current liabilities, of the Business as determined in a manner consistent with the methods, standards and principles used in the preparation of the Unaudited Consolidated Statement of Net Investment Assets of the Business as of September 25, 2004 referred to in Section 4.01(h), as modified and/or elaborated on by the principles set forth on Exhibit 2.04(g)(i) hereto. Net Working Capital as reflected on the Unaudited Consolidated Statement of Net Investment Assets of the Business as of September 25, 2004 was $16,352,000 as shown in the detailed accounting of Net Working Capital set forth on Exhibit 2.04(g)(ii). All amounts denominated in Canadian dollars that are part of the calculation of Closing Net Working Capital shall be converted into U.S. dollars using the currency exchange rate therefor as of the Closing Date published in The Wall Street Journal (the "Closing Date Exchange Rate"). For the avoidance of doubt, "Net Working Capital" shall not include any Excluded Liabilities or Excluded Assets.

      2.05 INVENTORY ADJUSTMENT.

      (a) Within 30 days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the "Closing Inventory Statement") setting forth the type and value, as of the close of business on the day immediately preceding the Closing Date, of the inventory of the Business, which statement shall be derived from a physical taking of such inventory as of such date and shall value inventory on the basis of the lower of cost or market value utilizing a first-in, first-out method in a manner consistent with Sellers' and the Companies' past practices and the standards and principles used in the preparation of the Unaudited Consolidated Statement of Net

Investment Assets of the Business as of September 25, 2004 and shall otherwise be prepared in a manner consistent with Sellers' and the Companies' past practices with respect to perpetual inventory records; provided, that all amounts denominated in Canadian dollars that are part of the calculation of the value of inventory pursuant to this Section 2.05 shall be converted into U.S. dollars using the Closing Date Exchange Rate. Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such inventory (which may begin prior to the Closing Date) in connection with the preparation of the Closing Inventory Statement. Buyer shall provide Sellers and their accountants, upon reasonable notice, such access to the books and records, to any other information, including working papers of Buyer's accountants, and to any employees of Buyer and its affiliates, in each case as may be reasonably necessary for Sellers to take such physical inventory, prepare the Closing Inventory Statement, respond to the Buyer's Inventory Objection (as defined in Section 2.05(b)) and prepare materials for presentation to the Arbitrator in connection with the matters contemplated by Section 2.05(c). If necessary, Buyer shall, after Closing, also provide or cause to be provided to Sellers and their designees such access as such persons may reasonably request to all facilities at which inventory of the Business is located in order to conduct such physical inventory. For the avoidance of doubt, the inventory of the Business to be valued pursuant to this
Section 2.05 consists of the Inventory and all inventory of the Companies.

      (b) Buyer shall, within 20 days after the delivery by Sellers of the Closing Inventory Statement, complete its review thereof. After delivery of the Closing Inventory Statement, Sellers shall provide Buyer and its accountants, upon reasonable notice, such access to the books and records, to any other information, including working papers of Sellers' accountants, and to any employees of Sellers and their affiliates, in each case used in the preparation of the Closing Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Inventory Objection and to prepare materials for presentation to the Arbitrator in connection with the matters contemplated by Section 2.05(c). The Closing Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Sellers in writing within 20 days after delivery to Buyer of the Closing Inventory Statement of any objection thereto (the "Buyer's Inventory Objection"). The Buyer's Inventory Objection shall set forth a description of the basis of the Buyer's Inventory Objection and the adjustments to the value of inventory reflected on the Closing Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing 20-day period shall be deemed to have been accepted by Buyer.

      (c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Closing Inventory Statement within 30 days following Sellers' receipt of the Buyer's Inventory Objection, they shall refer their remaining differences to the Arbitrator for decision, which decision shall be made consistent with the principles set forth in this Section 2.05 within 30 days and shall be final and binding on the parties, provided that the Arbitrator's determination as to any item set forth in the Buyer's Inventory Objection shall not be more beneficial to Sellers than the determination of that item by Sellers in the Closing Inventory Statement or more beneficial to Buyer than the determination of that item in the Buyer's Inventory Objection. Any expenses relating to the engagement of the Arbitrator shall be shared equally by Sellers, on the one hand, and Buyer, on the other hand.

      (d) The Closing Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Inventory Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.05(b) hereof, (ii) agreement in writing by Sellers and Buyer that the Closing Inventory Statement, together with any modifications thereto agreed to by Sellers and Buyer, shall be final and binding, or (iii) the date on which the Arbitrator shall issue its written determination with respect to any dispute relating to such Closing Inventory Statement. The Closing Inventory Statement, as submitted by Sellers if no timely Buyer's Inventory Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the Arbitrator, in each case pursuant to this Section 2.05, is herein referred to as the "Final Closing Inventory Statement."

      (e) Within five business days following issuance of the Final Closing Inventory Statement, Sellers or Buyer, as applicable, shall pay, as an adjustment to the Purchase Price, the net adjustment payment payable pursuant to this Section 2.05(e) (the "Inventory Adjustment Payment") (if any) and interest thereon by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Sellers or Buyer, as applicable. If the aggregate value of inventory reflected on the Final Closing Inventory Statement exceeds the Closing Perpetual Inventory Value, the Inventory Adjustment Payment shall be made by Buyer and shall equal the amount of such excess. If the aggregate value of inventory reflected on the Final Closing Inventory Statement is less than the Closing Perpetual Inventory Value, the Inventory Adjustment Payment shall be made by Sellers and shall equal the amount of such shortfall. The Inventory Adjustment Payment (if any) shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Inventory Adjustment Payment.

      2.06 ALLOCATION OF PURCHASE PRICE AMONG THE ASSETS. The portion of the Purchase Price attributable to the Assets shall be allocated among the Assets for all Tax purposes as set forth on Exhibit 2.06. Buyer and Sellers shall follow the allocation set out in Exhibit 2.06 in determining and reporting their liabilities for any Taxes and shall prepare their respective applicable Tax Returns in accordance with such allocation. Further, neither Buyer nor Sellers, nor any of their respective affiliates, shall take any position on any Tax Return inconsistent with such allocation unless required to do so by any Taxing authority.

                                   ARTICLE III

                  CLOSING, CLOSING DELIVERIES AND CERTAIN TAXES

      3.01 CLOSING AND CLOSING DATE. The closing of the sale and purchase of the Shares and the Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, on February 16, 2005, at 9:00 a.m., Minneapolis time, or such other place, date and time as is mutually agreed by the parties. Notwithstanding the immediately preceding sentence, if on February 16, 2005, one or more of the conditions set forth in Article VII to the obligations of the parties to consummate the transactions contemplated by this Agreement shall not have been satisfied or waived by the party or parties entitled to waive the condition, the Closing shall be delayed until the second business day following the satisfaction or waiver of all such conditions (subject to the parties' respective rights to terminate this Agreement pursuant to Article XI hereof). The date on which the Closing shall occur is hereinafter referred to as the "Closing Date" and the Closing shall for all purposes be considered effective as of 12:01 a.m., Minneapolis time, on the Closing Date.

      3.02  CLOSING DELIVERIES.

      (a) At the Closing, subject to the terms and conditions contained in this Agreement, Robin Hood and the U.S. Sellers (as applicable) agree to deliver to Buyer the following:

            (i) certificates representing the Shares, duly endorsed by Robin Hood for transfer to Buyer or accompanied by stock powers duly executed by Robin Hood in proper form for transfer to Buyer;

            (ii) the resignations required pursuant to Section 4.02(g) of this Agreement;

            (iii) a bill of sale, assignment and assumption agreement in substantially the form attached hereto as Exhibit 3.02(a)(iii) (the "Bill of Sale"), dated the Closing Date and duly executed by each U.S. Seller;

            (iv) a lease assignment and assumption agreement for each Lease in substantially the form attached hereto as Exhibit 3.02(a)(iv) (each, a "Lease Assignment"), dated the Closing Date and duly executed by the applicable U.S. Seller;

            (v) limited warranty deeds for all U.S. Owned Real Property in substantially the forms attached hereto as Exhibit 3.02(a)(v), dated the Closing Date and duly executed by the applicable U.S. Seller, with the limited warranties expiring at such times as are consistent with the survival periods for the corresponding representations and warranties in this Agreement;

            (vi) an instrument of assignment with respect to each registered trademark, patent and copyright constituting Intellectual Property and each trademark application constituting Intellectual Property in substantially the forms attached hereto as Exhibit 3.02(a)(vi), dated the Closing Date and duly executed by the applicable U.S. Seller;

            (vii) a certificate, in form and substance reasonably satisfactory to counsel for Buyer, duly executed by the applicable U.S. Sellers and certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Tax Act, as amended;

            (viii) such subordination, non-disturbance and attornment agreements, in the form prepared by the Buyer Entities, with the holders of fee mortgages or deeds of trust on each Leased Real Property listed on
      Exhibit 3.02(a)(viii) as Robin Hood and the U.S. Sellers shall have received, if any, after submission of a request for same made promptly after the date hereof;

            (ix) such estoppel certificates, in the form prepared by the Buyer Entities, from the landlords on each Leased Real Property listed on
      Exhibit 3.02(a)(ix) as Robin Hood and the U.S. Sellers shall have received, if any, after submission of a request for same made promptly after the date hereof;

            (x) a seller's affidavit for the Canadian Owned Real Property in favor of the issuer of the title commitment relating thereto in substantially the form of Exhibit 3.02(a)(x);

            (xi) an instrument of transfer with respect to that certain Agreement, effective as of April 1, 2002, by and between Lemelson Medical, Education and Research Foundation, Limited Partnership and IMC in substantially the form attached hereto as Exhibit 3.02(a)(xi), dated the Closing Date and duly executed by IMC; and

            (xii) each other item required by this Agreement to be delivered by Sellers or any of them at Closing, it being understood that no instrument required to be delivered by Sellers or any of them under this Agreement shall require any Seller, any of their respective affiliates or any other person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement.

      (b) At the Closing, subject to the terms and conditions contained in this Agreement, the Buyer Entities agree to deliver to Sellers the following:

            (i) the Closing Cash Payment, payable as provided in Section 2.02;

            (ii) the Buyer Note, duly authorized, executed and issued by Buyer;

            (iii) the Note Purchase Agreement, duly executed by the Buyer Entities and completed as contemplated therein;

            (iv) guaranties in the forms attached to the Note Purchase Agreement as Exhibit 2 (the "Guaranties" and each a "Guaranty"), duly authorized, executed and issued by each of BBC and VCP, guaranteeing the obligations of Buyer under the Buyer Note;

            (v) the Bill of Sale, duly executed by Buyer;

            (vi) each Lease Assignment, duly executed by Buyer;

            (vii) resale and occasional-sale exemption certificates with respect to the Assets, in form and substance reasonably satisfactory to the U.S. Sellers, dated the Closing Date and duly executed by Buyer; and

            (viii) each other item required by this Agreement to be delivered by the Buyer Entities at Closing.

      3.03 TRANSFER TAXES AND RECORDING FEES. Buyer, on the one hand, and Sellers, on the other hand, shall each be responsible for one-half of any sales, use, value-added, business transfer, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses and all recording fees that may be imposed as a result of the sale and transfer of the Shares and the Assets to Buyer under this Agreement (including any stamp, duty or other Tax chargeable in respect of any instrument transferring property), together with any and all fines, penalties, interest and additions to Tax with respect thereto ("Transfer Taxes"), and Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of laws related to Transfer Taxes.

                                   ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                               SELLERS AND SMUCKER

      4.01 REPRESENTATIONS AND WARRANTIES OF SELLERS AND SMUCKER. "Material Adverse Effect" means any change or effect (other than those set forth in the Disclosure Schedule) that, individually or when taken together with all such changes or effects, has a material adverse effect on the business, operations, results of operations, properties or financial condition of the Business, taken as a whole (other than (i) incidents, occurrences, events, or conditions generally applicable to the industry in which the Business operates or changes in general economic conditions, (ii) changes or effects resulting from the public announcement of this Agreement, or (iii) changes or effects resulting from compliance with the terms of this Agreement) or materially impairs the ability of Sellers, taken as a whole, to consummate the transactions contemplated by this Agreement. Smucker and Sellers, jointly and severally, hereby represent and warrant to Buyer, except as set forth in the Disclosure Schedule accompanying this Agreement (the "Disclosure Schedule"), as follows:

      (a)   Organization and Authority of Sellers.

            (i) Robin Hood is an unlimited company amalgamated, organized and subsisting under the laws of Nova Scotia. IMC and MBI are corporations organized, validly existing and in good standing under the laws of the State of Delaware. FCI is a corporation organized, validly existing and in good standing under the laws of the State of California. Each Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been properly taken. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution, and delivery of this Agreement by the Buyer Entities, constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity.

            (ii) Each U.S. Seller has all requisite corporate power and authority to enable it to own, lease, or otherwise hold its properties and assets and to operate the U.S. Business (to the extent it operates the U.S. Business) as presently conducted, except where the failure to have such power and authority does not have a Material Adverse Effect. Robin Hood has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to operate its business as presently conducted, except where the failure to have such power and authority does not have a Material Adverse Effect. Each U.S. Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which Assets owned by it or the U.S. Business otherwise conducted by it requires such qualification and good standing, except where the failure to be so qualified or in good standing has no Material Adverse Effect

      (b) Organization and Authority of the Companies. Each of the Companies is a corporation incorporated, organized and subsisting under the laws of Ontario. Each of the Companies has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to operate its business as presently conducted, except where the failure to have such power and authority does not have a Material Adverse Effect. Each of the Companies is licensed or qualified to do business in the jurisdictions set forth in Section 4.01(b) to the Disclosure Schedule, which is each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualifications necessary, except such jurisdictions where the failure to be so licensed or qualified does not have a Material Adverse Effect. IMC has made available to Buyer true and complete copies of the articles, as amended to date, and the by-laws, as in effect on the date hereof, of each of the Companies. The minutes of the meetings of the shareholders and directors of each of the Companies made available by IMC to Buyer are correct and complete in all material respects.

      (c) The Shares. Robin Hood is, and immediately prior to the Closing will be, the registered and beneficial owner of all of the Shares, free and clear of any claims, liens, encumbrances, security interests, options, charges and rights of third parties except for rights of Buyer under this Agreement. The Shares consist of two common shares of Gourmet Baker and one common share of 980964. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than this Agreement.

      (d) Capital Stock of the Companies. The authorized capital stock of Gourmet Baker consists of an unlimited number of common shares of which two shares are duly authorized, validly issued and outstanding and fully paid and nonassessable. The authorized capital stock of 980964 consists of an unlimited number of preference shares and an unlimited number of common shares, of which one common share is duly authorized, validly issued and outstanding and fully paid and nonassessable. Such outstanding shares of capital stock of the Companies have not been issued in violation of any preemptive or similar rights. Except as set forth above in this Section 4.01(d), there are no shares of capital stock of the Companies outstanding. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which any of Robin Hood, Gourmet Baker or 980964 is or may become obligated to issue, sell or otherwise dispose of, or purchase, return, redeem or otherwise acquire, any shares of capital stock of the Companies other than this Agreement, and no capital stock of the Companies is reserved for issuance for any purpose.

      (e) Equity Interests. Neither Gourmet Baker nor 980964 directly or indirectly owns, or is a party to any contract or agreement to acquire, any capital stock of or other equity interests in any corporation, partnership or other entity.

      (f) Canadian Resident. Robin Hood is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

      (g) No Conflicts. Subject to other applicable provisions of this Agreement, the execution, delivery, and performance by each Seller of this Agreement do not, and the consummation by such Seller of the transactions contemplated hereby will not (i) conflict with, or result in any violation of, any provision of the charter or bylaws of such Seller or either Company, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which such Seller or either Company is a party or by which it or any of its properties or assets is bound, or any judgment, order, writ, injunction, or decree to which such Seller or either Company has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties or assets (except in the case of this clause (ii) where such conflict, violation, or default has no Material Adverse Effect). No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by any Seller in connection with the execution, delivery, and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby other than compliance with and filings under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) the Competition Act (Canada), as amended (the "Competition Act"), (y) the Investment Canada Act (Canada), as amended (the "Investment Canada Act"), and (z) Canadian federal or provincial securities laws, if applicable. Notwithstanding any other provision of this Agreement, no representation is made as to whether any new licenses, permits or other approvals from any government or governmental agency (or any consents, approvals or waivers from any government or governmental agency with respect to the Licenses or the governmental licenses, permits, approvals or other authorizations held by the Companies) will be required as a result of the sale of Assets or the Shares to Buyer in order for Buyer to continue to conduct the U.S. Business and operate the Assets following the Closing in the manner in which the U.S. Business was conducted and the Assets were operated prior to Closing or for the Companies to continue to conduct their businesses and operate their assets following the Closing in the manner in which such businesses were conducted and such assets were operated prior to Closing.

      (h) Financial Information. Section 4.01(h) of the Disclosure Schedule sets forth (i) the Unaudited Consolidated Income Statements of the Business for fiscal year 2003, fiscal year 2004 and fiscal year 2005 year-to-date through September 25, 2004, and (ii) the Unaudited Consolidated Statements of Net Investment Assets of the Business as of the end of fiscal year 2003, the end of fiscal year 2004 and fiscal year 2005 year-to-date through September 25, 2004

(collectively, the "Financial Statements"). Except as expressly disclosed therein and for exclusions of the nature described therein, the Financial Statements fairly present, in all material respects, the assets and liabilities of the Business as of their dates and the results of operations of the Business for the periods set forth therein (subject, in the case of interim statements, to normal year-end and quarter-end adjustments) and have been prepared on a basis consistent with the principles historically applied in the preparation of the financial information of the Multifoods Foodservice and Bakery Products segment of Smucker that is included in Smucker's filings with the Securities and Exchange Commission (except for such adjustments thereto as are set forth in Section 4.01(h) of the Disclosure Schedule). Except as expressly provided in this Section 4.01(h), no representation is made by any Seller as to any financial information provided to the Buyer Entities, including any financial information set forth in the Confidential Information Memorandum provided to the Buyer Entities by Sellers' Banker (as defined in Section 4.01(ee)). Without limiting the generality of the foregoing, no representation is made as to the accuracy, fairness or reasonableness of any projections provided to the Buyer Entities or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.

      (i)   Taxes of the U.S. Sellers.

            (i) For purposes of this Agreement, (A) "Tax" or "Taxes" means all federal (U.S. and Canadian), state, provincial, local, municipal and foreign taxes and assessments and withholding obligations of any nature whatsoever and however denominated (including all duties, levies, assessments, reassessments, premiums, imposts or other governmental charges and all sales, profits, capital, use, occupancy, real or personal property, import, excise, payroll, health, franchise and goods and services taxes) including all interest, penalties, and additions imposed with respect to such amounts whether computed on a separate, combined, unitary, consolidated or any other basis; (B) "Code" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (C) "Tax Return" or "Tax Returns" means returns, reports, information statements, elections and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax; (D) "Pre-Closing Tax Period" means any tax period ending on or before the Closing Date, and with respect to a Straddle Period, any portion thereof ending on the Closing Date; (E) "Straddle Period" means any complete tax period of the parties that includes but does not end on the Closing Date; (F) "Income Taxes" means all Taxes based upon or measured by gross or net receipts or gross, net or taxable income or franchise Taxes imposed in lieu of such Taxes, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock (other than any Taxes that are in the nature of sales, use, property, Transfer, recording and similar Taxes); and (G) "Excluded Taxes" means (i) any Income Taxes, sales and use Taxes, employment and payroll Taxes (including withholding) and value added Taxes of Sellers, (ii) any Income Taxes of the Companies for the Pre-Closing Tax Period and sales and use Taxes, employment and payroll Taxes (including withholding) and value added Taxes of the Companies for the Pre-Closing Tax Period, other than any such Tax incurred on the Closing Date in the ordinary course of business or as a result of transactions occurring after the transfer of the Shares on the Closing Date, (iii) any other Taxes of the U.S.

Sellers to the extent not attributable to the U.S. Business or the Assets, (iv) any liability of Sellers for Taxes arising in connection with the consummation of the transactions contemplated by this Agreement, (v) any and all Taxes of any person imposed on any Seller or either Company as a transferee or successor, by contract or pursuant to any law which relate to an event or transaction occurring before the Closing Date; and (vi) any liability of Sellers for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law).

      (ii) Each U.S. Seller, and any affiliated group (within the meaning of Section 1504 of the Code) of which any U.S. Seller is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Income, sales, use, value-added and other Tax Returns that it has been required to file in accordance with applicable law. All Taxes that are required to be paid by the U.S. Sellers (whether or not reflected on such Tax Returns) have been paid in full or will be paid in full before the Closing Date.

      (iii) No U.S. Seller is currently a beneficiary of any extension of time to file a Tax Return with respect to the Assets. No Tax Returns filed by any U.S. Seller are the subject of pending audits, actions or proceedings as of the date of this Agreement nor, to the knowledge of any U.S. Seller, have any audits, actions or proceedings been proposed or threatened. No U.S. Seller has received, prior to the date of this Agreement, a notice of deficiency or assessment of additional Taxes, which notice or assessment remains unresolved. No U.S. Seller has extended the period for assessment or payment of any Tax, which has not since expired, nor has any U.S. Seller agreed to extend the statutory period of limitations on any Tax Return.

      (iv) No U.S. Seller has been a real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (v) None of the U.S. Sellers is a "foreign person" within the meaning of
Section 1445 of the Code.

      (vi) There are no Liens for Taxes on the Assets. There are no Tax deficiencies of any kind assessed against or relating to the Assets with respect to any taxable period ending on or before the Closing Date.

      (vii) From January 1, 2000 to the date of this Agreement, no claim has been made by a Tax authority in any jurisdiction where a U.S. Seller does not file a Tax Return that it is, or may be, subject to taxation in that jurisdiction with respect to the Assets.

      (viii) Each U.S. Seller has complied in all material respects with all applicable laws, regulations and rules relating to the payment and withholding of Taxes and each U.S. Seller has, within the time required by law, withheld and paid over to the proper authorities, all amounts required to be so withheld and paid over under applicable laws.

      (ix) There are no Tax sharing agreements or similar arrangements (whether oral or written) that include a U.S. Seller with respect to the Assets and no U.S. Seller has any liability to any Person with respect to any previously terminated Tax sharing agreement or similar arrangement involving the Assets.

(j)   Taxes of the Companies.

      (i) For purposes of this Agreement, "Canadian Tax Act" shall mean the Income Tax Act (Canada), as amended, and the regulations thereunder.

      (ii) The Companies have filed or will file when due all Income, sales, use, value-added, and other Tax Returns required to be filed by them on or before the date immediately preceding the Closing Date for Pre-Closing Tax Periods in accordance with applicable law. All Taxes that are required to be paid by the Companies before the Closing Date have been paid in full or will be paid in full before the Closing Date (whether or not reflected on such Tax Returns). All such Tax Returns are true, accurate and complete in all material respects.

      (iii) The Companies have withheld from each payment made to any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Canadian Tax Act all amounts required by law to be withheld, and furthermore, have remitted such withheld amounts within the prescribed periods to the appropriate governmental body or have included any unremitted amounts withheld in the determination of Closing Net Working Capital. The Companies have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by the Companies in respect of their employees to the proper governmental body within the time required under the applicable legislation or have included any unremitted amounts in the determination of Closing Net Working Capital. The Companies have charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Companies.

      (iv) No Tax Returns filed by the Companies are the subject of pending audits, proceedings or actions as of the date of this Agreement and, to the knowledge of the Companies, no audits, proceedings or actions have been proposed or threatened as of the date of this Agreement. The Companies have not received, prior to the date of this Agreement, a material notice of assessment or reassessment, which notice of assessment or reassessment remains unresolved. The Companies have not extended the period for assessment or payment of any Tax, which has not since expired.

      (v) From January 1, 2000 to the date of this Agreement, no claim has been made by a Tax authority in any jurisdiction that a Company does not file a Tax Return that it is, or may be, subject to taxation in that jurisdiction.

            (vi) Section 4.01(j)(vi) of the Disclosure Schedule sets forth all jurisdictions in which the Companies have filed, or will file, Tax Returns for each taxable period, or portion thereof, ending on or before the Closing Date.

      (k) Title to Tangible Personal Property. A U.S. Seller has good and valid title, and will have good and valid title as of the Closing Date (except to the extent of dispositions of Assets not prohibited under Section 4.02(b) prior to Closing), to all Assets that are tangible personal property, and each Company has good and valid title, and will have good and valid title as of the Closing Date (except to the extent of dispositions of assets not prohibited under Section 4.02(b) prior to Closing), to all of its tangible personal property, in each case free and clear of all liens, security interests, restrictions and other encumbrances ("Liens"), except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other like Liens securing obligations that are not delinquent, (ii) Liens for Taxes and other governmental charges which are not due and payable or which may be paid without penalty, (iii) Liens evidenced by any mortgage, deed of trust, security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, operating lease or license which is described in the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 4.01(o) of this Agreement, and (iv) imperfections of title and encumbrances which do not, individually or in the aggregate, materially impair the value or the continued use and operation in the current manner of the Assets or either Company's assets to which they relate or the Business as currently conducted (the Liens and other encumbrances described in clauses (i) through (iv) above (whether the same relate to real or personal property) being referred to collectively as "Permitted Liens").

      (l) Real Property. Exhibit 1.02(a) sets forth a true and complete list of the U.S. Owned Real Property. Exhibit 1.02(b) sets forth a true and complete list of the Leases and the U.S. Leased Real Property. Section 4.01(l) of the Disclosure Schedule sets forth a complete list of all real property owned by the Companies (the "Canadian Owned Real Property"), and all real property leased by the Companies (the "Canadian Leased Real Property"; the U.S. Owned Real Property and the Canadian Owned Real Property are referred to collectively as the "Owned Real Property", and the U.S. Leased Real Property and the Canadian Leased Real Property are referred to collectively as the "Leased Real Property"; the Owned Real Property and the Leased Real Property are collectively referred to as the "Real Property"). None of the U.S. Sellers or either Company has done anything to encumber or imperil title to any of the Owned Real Property purported to be owned by it or to encumber or imperil its leasehold estate in any of the Leased Real Property purported to be leased by it, in each case from the date of acquisition of such title or estate by such person, respectively, except (x) Permitted Liens and (y) (A) mortgages, deeds of trust, security interests, easements, restrictive covenants, rights-of-way, encroachments and other Liens on any Real Property as disclosed by the Title Commitments (as defined in Section 7.01(f)) or any endorsement thereto or as disclosed by the documents and information made available by Sellers to Buyer in the electronic data room hosted by IntraLinks, in each case as of the date of this Agreement, (B) any conditions that may be shown by a current, accurate survey or physical inspection of the Real Property, (C) platting, subdivision, zoning, building and other similar restrictions, (D) unrecorded easements, restrictive covenants, rights-of-way, encroachments and other similar Liens on any Owned Real Property as disclosed by the Title Commitments or any endorsement thereto or as disclosed by the documents and information made available by Sellers to Buyer in the electronic data room hosted by IntraLinks, in each case as of the date of this Agreement, and (E) reservations of coal, oil, gas, minerals and mineral interests, none of which items set forth in this clause (y) individually or in the aggregate materially interferes with the continued use and operation of the Real Property to which it relates substantially in the manner in which such Real Property is currently used and operated. There are no eminent domain or expropriation proceedings pending (with respect to which any Seller has been served or otherwise notified in writing) or, to the knowledge of any Seller, threatened in writing against any Real Property or any portions thereof.

            (i) Each U.S. Seller and Company has obtained all occupancy permits that are required by applicable laws with respect to the Real Property;

            (ii) the fixed or minimum rent set forth in each Lease (as amended and/or supplemented) is the actual fixed or minimum rent being paid by the applicable U.S. Seller or Company, and there are no separate agreements or understandings with respect to the same; and

            (iii) from January 1, 2002 to the date of this Agreement, no written notice of a material violation of any applicable laws affecting the Real Property or relating to the use or occupancy thereof by the Business has been given to Sellers or the Companies, nor does any Seller have knowledge of any such violation which has not been corrected.

      (m) Condition of the Assets and Canadian Assets. The facilities constituting a part of the Real Property, the other tangible Assets, and the tangible assets of the Companies are physically in operating condition (reasonable wear and tear and depreciation excepted), except where the failure to be in operating condition has no Material Adverse Effect or where the responsibility for correction, or for payment of the costs of correction, of the condition is the responsibility of the landlord or a tenant of any U.S. Seller or either Company. Except as expressly provided in this Section 4.01(m) and in
Section 4.01(u), no further representation is made concerning the physical condition of any of the Real Property, any other Assets or any assets of either Company, all of which are being accepted "AS IS AND WHERE IS" as of the Closing (including all environmental aspects thereof, except as otherwise provided in Section 4.01(u)). All material tangible Assets and the material tangible assets of the Companies are in the possession of the U.S. Sellers or the Companies (as applicable) or under their control; provided, that at any given time, inventory is held by third parties, including co-packers and warehouses.

      (n)   Intellectual Property.

            (i) The term "Business Intellectual Property" means all of the following that is owned by or licensed to a Company or a U.S. Seller which is used in the Business as currently conducted: (A) all currently subsisting material patents, patent applications, common law trademarks, trademark applications, trademark registrations, trade names, trade dress, common law service marks, service mark applications, service mark registrations, logos, together with all goodwill associated therewith, and copyright registrations and Internet domain names; (B) all material trade secrets and confidential information (including customer lists, know-how, formulae, formulae in process or under research and development, recipes, recipes in process or under research and development, manufacturing and production processes, research, financial business information and marketing plans); and (C) information technologies (including software programs, data and related documentation); provided, however, that the term "Business Intellectual Property" shall not include any
(x) information technologies licensed to a Company or a U.S. Seller under non-negotiated, non-exclusive licenses granted to end-user customers by third parties in the ordinary course of such third parties' businesses; and (y) intellectual property which is embedded in equipment or fixtures and which is licensed to a Company or a U.S. Seller under non-negotiated, non-exclusive licenses granted to customers by third parties in the ordinary course of such third parties' businesses. The term "Owned Business Intellectual Property" means all Business Intellectual Property owned by a Company or a U.S. Seller, and the term "Licensed Business Intellectual Property" means all Business Intellectual Property licensed to a Company or a U.S. Seller from a third party. Section 4.01(n)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Owned Business Intellectual Property set forth in clause (A) of this Section 4.01(n)(i).

      (ii) (A) A Company or a U.S. Seller owns all of the Owned Business Intellectual Property; (B) a Company or a U.S. Seller has a valid and enforceable license to all of the material Licensed Business Intellectual Property pursuant to a contract a copy of which has been made available to Buyer; (C) from January 1, 2002 to the date of this Agreement, to the knowledge of Sellers, no written claim by any third party contesting the validity, enforceability or use by a Company or a U.S. Seller or ownership by (or, if applicable, license to) a Company or a U.S. Seller of any of the Business Intellectual Property has been made, is currently outstanding or is threatened (other than challenges by governmental intellectual property office examiners as part of the application process); (D) as of the date of this Agreement, to the knowledge of Sellers, no third party is infringing or misappropriating any of the Owned Business Intellectual Property or any of the Licensed Business Intellectual Property that is licensed to a Company or a U.S. Seller on an exclusive basis; (E) as of the date of this Agreement, to the knowledge of each Seller, neither any Company nor any U.S. Seller nor the conduct of the Business as currently conducted infringes, misappropriates or otherwise conflicts with any intellectual property rights or other rights of any third parties; and (F) as of the date of this Agreement, to the knowledge of each Seller, the continued operation by Buyer and the Companies immediately following the Closing of the Business as currently conducted (but subject to Section 6.03(c)) will not infringe, misappropriate or otherwise conflict with any intellectual property rights or other rights of any third parties except to the extent resulting from any failure to obtain all consents referred to in Section 6.01 or from the failure otherwise to satisfy all conditions to the transfer of all Assigned Contracts (or the applicable portions of the Dividable Contracts) to Buyer; in each of cases (A) through (F) except to the extent that exceptions to any of the foregoing, individually or in the aggregate, do not have a Material Adverse Effect.

      (iii) (A) A Company or a U.S. Seller, as the case may be, has taken all reasonably prudent actions necessary to maintain and protect the Owned Business

      Intellectual Property so as to not materially adversely diminish or compromise the validity or enforceability of the Owned Business Intellectual Property; and (B) with respect to the Licensed Business Intellectual Property licensed from General Mills, Inc. and The Pillsbury Company to a U.S. Seller, the applicable U.S. Seller has taken all reasonably prudent actions, within the constraints of the applicable license agreement from General Mills, Inc. and The Pillsbury Company, necessary to maintain and protect such Licensed Business Intellectual Property so as to not materially adversely diminish or compromise the validity or enforceability of such Licensed Business Intellectual Property.

      (o) Contracts. Section 4.01(o) of the Disclosure Schedule describes all of the following agreements or contracts in effect as of the date of this Agreement to which either Company is a party or that are exclusively related to the U.S. Business and to which any U.S. Seller is a party (other than the Excluded Contacts):

            (i) an employment agreement, employment contract or severance agreement that is not terminable at will or upon not more than 30 days' notice by such U.S. Seller or such Company without penalty;

            (ii) a covenant not to compete or non-solicitation agreement that restricts such U.S. Seller or such Company in the operation of the Business as presently conducted;

            (iii) an agreement or contract with any affiliate of such U.S. Seller or such Company or any current or former officer or director of such U.S. Seller or such Company or of any affiliate of such U.S. Seller or such Company, other than (A) employment agreements, employment contracts or severance agreements covered by Section 4.01(o)(i) above, (B) U.S. Sellers' Plans, and (C) agreements relating to intercompany loans or advances;

            (iv) an operating lease (as lessor or lessee) of any Leased Real Property or any other real or tangible personal property calling for annual payments in excess of $25,000 per lease;

            (v) a license (as licensor or licensee) of any material patents, trademarks, trade names, service marks, internet domain names, copyrights or other intellectual property (other than (A) licenses of commercially available computer software available for less than $25,000 per license,
      (B) licenses associated with purchased or leased equipment or fixtures, or
      (C) licenses calling for annual payments not in excess of $25,000 per license);

            (vi) a management, service, consulting or other similar type of contract under which there exists an aggregate future liability in excess of $25,000 per contract that is not terminable at will or upon not more than 30 days' notice by such U.S. Seller or such Company without penalty;

            (vii) an advertising agreement or contract under which there exists an aggregate future liability in excess of $25,000 per contract;

            (viii) a written agreement for the purchase or sale of raw materials, commodities, supplies or products which calls for payments in excess of $50,000;

            (ix) other than with respect to intercompany loans or advances, an agreement or contract under which any money has been borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued, guaranteed or assumed (other than endorsements for the purpose of collection in the ordinary course of business);

            (x) mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease (other than (A) purchase money agreements, conditional sales contracts or capital leases evidencing Liens on tangible personal property under which there exists an aggregate future liability not in excess of $25,000 per contract or lease, and (B) protective filings of financing statements);

            (xi) partnership, joint venture, shareholders' or other similar agreement;

            (xii) commodities future or similar "hedging" contract or agreement; and

            (xiii) other agreement or contract (A) entered into outside of the ordinary course of business which involves an aggregate future liability in excess of $50,000 per contract or (B) entered into in the ordinary course of business which involves aggregate future liability in excess of $150,000 per contract.

      Each agreement and contract required to be listed in Section 4.01(o) of the Disclosure Schedule (collectively, the "Material Contracts") is valid, binding and in full force and effect and is enforceable by the applicable U.S. Seller or Company in all material respects in accordance with its terms, except
(A) as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity or (B) for such invalidity, lack of binding effect or lack of enforceability that has no Material Adverse Effect. No U.S. Seller or Company (as applicable) is (with or without the lapse of time or the giving of notice, or both) in material breach of, or material default under, any of the Material Contracts, and, to the knowledge of each Seller, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of, or material default under, any of the Material Contracts. A true and correct copy of each of the written Material Contracts and an accurate summary of each of the oral Material Contracts has been made available to Buyer.

      (p) Litigation; Decrees. Section 4.01(p) of the Disclosure Schedule identifies each and every material action, lawsuit, proceeding, or investigation pending (with respect to which any Seller or either Company has been served or otherwise notified in writing) or, to the knowledge of each Seller, threatened in writing against one or more U.S. Sellers relating to the U.S. Business or the Assets or against either Company as of the date of this Agreement. As of the date of this Agreement, no U.S. Seller is specifically identified as a party subject to any material restrictions or limitations relating to the Business or the Assets and neither Company is specifically identified as a party subject to any material restrictions or limitations, in each case under any judgment or order of any court, administrative agency or commission, other governmental authority or instrumentality, domestic or foreign.

      (q) Insurance. The insurance policies currently maintained with respect to (i) the U.S. Business and the Assets (other than U.S. Sellers' Plans and title insurance) and (ii) the Companies and their respective assets, properties and businesses (other than the Companies' Plans and title insurance) are listed in Section 4.01(q) of the Disclosure Schedule. As of the date of this Agreement, no Seller has received any written notice of cancellation with respect to such policies.

      (r)   Employee Benefits and Related Matters.

            (i) Section 4.01(r)(i) of the Disclosure Schedule lists the following programs, plans and arrangements which are provided to or for the benefit of the current or former employees of the U.S. Business: (i) any collective bargaining agreement and any written employment agreement, not terminable upon sixty (60) days notice without penalty, (ii) each defined benefit plan and defined contribution plan, stock option or ownership plan, executive compensation, bonus, incentive compensation or deferred compensation or profit-sharing plan, (iii) each medical, dental, vision, disability or death benefit plan, and (iv) any other employee benefit plan, including each "employee benefit plan" within the meaning of
      Section 3(3) of ERISA, and any vacation, holiday, sick leave, fringe benefit, or group life insurance plan in each case which is maintained or contributed to or by any U.S. Seller and which covers current or former employees of the U.S. Business (such programs, plans and arrangements described in clauses (ii), (iii) and (iv) above being referred to herein as the "U.S. Sellers' Plans"). True and complete copies of the U.S. Sellers' Plans listed in Section 4.01(r)(i) of the Disclosure Schedule have been made available to Buyer.

            (ii)  Except as set forth on Section 4.01(r)(ii) of the Disclosure
      Schedule:

                  (A) there have been no non-exempt "prohibited transactions"
            within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any U.S. Sellers' Plans that could result in liability of Buyer under Section 502(i) of ERISA or Section 4975 of the Code.

                  (B) each of the U.S. Sellers' Plans and its administration is in compliance in all material respects with its terms and the requirements of ERISA and the Code.

                  (C) no U.S. Sellers' Plan is a "multiemployer plan" (as
            defined in Section 4001 of ERISA), and no U.S. Seller nor any member of the controlled group of corporations, or trades or businesses under common control, within the meaning of Sections 414(b) and (c) of the Code, of which any U.S. Seller is a member contributes or is obligated to contribute to any multiemployer plan on behalf of the U.S. Business' current or former employees or has completely or partially withdrawn (as defined in ERISA Section 4203 or 4205) from any such multiemployer plan under any circumstances which would impose any Liability on Buyer.

            (D) each U.S. Sellers' Plan which is a group health plan within the meaning of Section 5000 of the Code complies in all material respects with the applicable requirements of Sections 601 through 608 of ERISA, Section 162(k) of the Code (through December 31, 1988) and Section 4980B of the Code (commencing January 1, 1989).

            (E) Buyer will incur no liability or obligation with respect to any pension plan subject to Title IV of ERISA by virtue of the U.S. Business being a part of a "controlled group" within the meaning of Section 414 of the Code.

      (iii) Section 4.01(r)(iii) of the Disclosure Schedule identifies each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract or arrangement, providing employee benefits maintained or contributed to by Robin Hood or the Companies, other than those sponsored or mandated by the federal or provincial government of Canada (the "Government Sponsored or Mandated Plans"), in which any employees of the Companies are participating or under which any current or former employees of the Companies have accrued any benefits to which they remain entitled (the "Companies' Plans"). Robin Hood has made available to Buyer true and complete copies or accurate summaries of all Companies' Plans. All contributions and premiums with respect to any of the Companies' Plans or to any of the Government Sponsored or Mandated Plans for all periods ending on or prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) either have been or will be paid by the Companies prior to Closing or will be included as an accrual in the Closing Net Working Capital. The Companies' Plans have been duly registered where required by all applicable legislation, including the Canadian Tax Act.

      (iv)  Except as set forth in Section 4.01(r)(iv) of the Disclosure
Schedule:

      (A) The Companies' Plans have been established and administered and, if applicable, invested and funded, in each case in all material respects, in accordance with (i) all applicable laws, regulations and orders and all applicable legislative, administrative and judicial promulgations and regulatory policies; (ii) the terms of the Companies' Plans and all employee plan summaries and booklets; and (iii) all understandings, written or oral, between the Companies and plan participants.

      (B) There are no pending or, to the knowledge of Sellers, threatened claims or investigations by any government agency, suits or proceedings against, or otherwise involving any of the Companies' Plans, other than routine claims for benefits.

            (C) The employee data respecting each of the Companies' Plans is correct and complete in all material respects.

            (D) No event has occurred which would reasonably be expected to adversely affect the tax status of the Companies' Plans.

      (s) Absence of Changes or Events. From September 25, 2004 to the date of this Agreement, the Business has been conducted in the ordinary course substantially consistent with past practice. Without limiting the generality of the immediately preceding sentence, from September 25, 2004 to the date of this Agreement, none of the U.S. Sellers or the Companies has:

            (i) suffered any damage or destruction (whether or not fully covered by insurance) that has resulted in the discontinuance of operations or otherwise materially and adversely affected operations at any facility constituting a part of the Real Property;

            (ii) other than in the ordinary course of business, granted any increase in the salaries or other compensation payable or to become payable to, or granted any advance (excluding advances for ordinary business expenses) or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the Companies' officers, directors or employees or any of the U.S. Sellers' employees who perform services primarily for the U.S. Business may be entitled, or made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business made pursuant to the U.S. Sellers' Plans (to the extent affecting employees in the U.S. Business) or the Companies' Plans or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement affecting employees of the Companies or those of the U.S. Sellers who perform services primarily for the U.S. Business, other than amendments to existing plans or the adoption of new plans required or made appropriate by law;

            (iii) granted any Lien on, or agreed to the imposition of any Lien with respect to, any of the Assets or any assets of such Company, in each case that are material to the Business;

            (iv) canceled any material indebtedness for borrowed money owing to such U.S. Seller exclusively related to the U.S. Business or to such Company, or waived any claims or rights of such U.S. Seller exclusively related to the U.S. Business or claims or rights of such Company, in each case that are of material value (other than settlements of trade accounts in the ordinary course of business);

            (v) sold or otherwise disposed of any assets of such U.S. Seller or such Company material to the Business (other than sales of inventory in the ordinary course of business consistent with past practices and dispositions of non-material intellectual property and obsolete equipment and inventory);

            (vi) modified, amended or terminated any of the Material Contracts in any respect materially adverse to the Business or such Company (as applicable), except terminations upon expiration of a Material Contract's term; or

            (vii) made any change in accounting methods or principles applicable to the Business, including changes in estimates or valuation methods;

            (viii) elected, revoked or amended any material Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any Tax Returns (in the case of the U.S. Sellers, only to the extent related to the U.S. Business and not relating to any Income Taxes of the U.S. Sellers);

            (ix) suffered any strike, walkout, or material labor dispute related to the Business;

            (x) made any acquisition of any other business or entity (or any significant portion or division thereof), whether by merger, consolidation, or reorganization, or by the purchase of its assets or stock, in connection with the Business;

            (xi) settled any claim or lawsuit against either Company or against any of the U.S. Sellers to the extent relating exclusively to the U.S. Business, in each case for payment by or on behalf of either Company or any U.S. Sellers of more than $25,000;

            (xii) made any capital expenditure or commitment for additions to property, plant, or equipment that relates to the Business or any Asset, other than capital expenditures set forth in the Business's capital plan for the 2005 fiscal year and other expenditures not exceeding $100,000 in the aggregate;

            (xiii) declared, set aside, or paid any dividends on, or made any other distributions in respect of, any of the Companies' capital stock, other than dividends and distributions to Robin Hood consistent with past practices; or

            (xiv) agreed to do any of the foregoing.

      (t) Compliance with Applicable Laws. To the knowledge of each Seller, each U.S. Seller is conducting the U.S. Business (to the extent it conducts the U.S. Business), and each Company is conducting its business, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign, including all applicable labor, civil rights, food and occupational safety and health laws and regulations, except for noncompliance that does not have a Material Adverse Effect. No written notice (the reason for which has not been corrected) has been served upon any U.S. Seller or either Company from January 1, 2002 to the date of this Agreement by any governmental body that such person is not in compliance in any material respect with any federal, state, local or foreign law, ordinance, rule or regulation as the same relates to the U.S. Business (in the case of any U.S. Seller) or whether or not the same relates to the Business (in the case of either Company). Each U.S. Seller has and is in compliance with all governmental licenses, permits, approvals, consents, registrations, and other authorizations necessary in order to enable it to own, operate and use the applicable Assets and conduct the portion of the Business conducted by it as such portion is currently being conducted, except where the failure to obtain and maintain the same or be in such compliance has no Material Adverse Effect. The Companies have and are in compliance with all governmental licenses, permits, approvals, consents, registrations, and other authorizations necessary in order to enable them to own, operate, and use their assets and conduct their business as it is currently being conducted, except where the failure to obtain and maintain the same or be in such compliance has no Material Adverse Effect. This Section 4.01(t) does not relate to Taxes or compliance with Environmental Laws, all representations with respect to which are the subject of Sections 4.01(i), 4.01(j) and 4.01(u), respectively.

      (u) Environmental Matters. Sellers have made available to Buyer true and complete copies of the environmental reports and other documents described in
Section 4.01(u) of the Disclosure Schedule (collectively, the "Environmental Reports"), but Sellers make no representation or warranty as to the accuracy, adequacy or any other aspect of any Environmental Report. The Environmental Reports constitute all reasonably available material reports, audits, assessments, analyses, regarding the environmental condition of the Real Property that are in the possession or control of Sellers. Except as disclosed in the Environmental Reports, to the knowledge of each Seller, there has been no material Release (as defined below) of any Hazardous Substance (as defined below) by any U.S. Seller or either Company (i) on any Real Property, (ii) to the environment surrounding any Real Property, or (iii) from any Real Property to any site away from the Real Property. Except as described in the Environmental Reports or otherwise in Section 4.01(u) of the Disclosure Schedule, to the knowledge of Sellers, neither Company nor any of the U.S. Sellers has, from January 1, 2002 to the date of this Agreement, received written notice of any material claim, demand, notice, cost recovery suit, request for information or notice of violation with respect to the disposal of Hazardous Substances by any U.S. Seller with respect to the U.S. Business or either Company at a location other than the Real Property. For purposes of this Agreement, the term "Release" shall have the meaning assigned to it in the federal Superfund Act, 42 U.S.C. Section 9601, et seq., and the term "Hazardous Substance" shall mean, with respect to any Real Property, any substance defined as hazardous or toxic by any federal, state, local, or foreign regulatory agency having jurisdiction over the operations of the Business at such Real Property or otherwise regulated under applicable federal, state, local, or foreign environmental laws that relate to pollution or the protection of the environment ("Environmental Laws"). The Business is being conducted in compliance with all Environmental Laws relating to the Real Property or otherwise applicable to the Business, except as disclosed in the Environmental Reports and except for noncompliance which does not have a Material Adverse Effect.

      (v) Employee and Labor Relations. Section 4.01(v) of the Disclosure Schedule lists all collective bargaining agreements and other contracts with any labor or trade union (i) representing employees of any U.S. Seller who perform services primarily for the U.S. Business to which any U.S. Seller is a party or by which any U.S. Seller is bound (collectively, the "U.S. Collective Bargaining Agreements"), and all such agreements or contracts currently being negotiated and (ii) to which either Company is a party or by which either Company is bound (the "Canadian Collective Bargaining Agreements" and together with the U.S. Collective Bargaining

Agreements, the "Collective Bargaining Agreements"), and all such agreements or contracts currently being negotiated. Sellers have made available to Buyer true and correct copies of each Collective Bargaining Agreement. No labor strikes, lockouts or material labor disputes or work stoppages involving employees of any U.S. Seller who perform services primarily for the U.S. Business or involving employees of either Company are pending or, to the knowledge of Sellers, have been threatened from January 1, 2002 to the date of this Agreement against such person. To each Seller's knowledge, no union organizational campaign has occurred from January 1, 2002 to the date of this Agreement with respect to employees of any U.S. Seller who perform services primarily for the U.S. Business or with respect to employees of either Company.

      (w) Accounts Receivable. All of the accounts receivable which are reflected in the Financial Statements represented as of the respective dates of such Financial Statements, and all accounts receivable which will have arisen as of the day immediately prior to the Closing Date since the date of the Most Recent Financial Statements will represent as of such date, valid obligations arising from sales actually made or services actually performed by the U.S. Sellers or the Companies in the ordinary course of business; provided, that nothing stated herein shall constitute a guaranty of the collectibility of any accounts receivable. No person has any Lien (other than Permitted Liens) on such receivables or any part thereof.

      (x) Inventory. As of the date of this Agreement and as of the Closing Date, the quantities of Inventory included in the Assets and inventory of the Companies are or will be sufficient for the operation of the Business as conducted at such date. All inventory reflected in the Financial Statements has been valued at the lower of cost or market value utilizing a first-in, first-out method; provided, that Sellers mark futures contracts to market each month in accordance with generally accepted accounting principles and such practice had a commensurate effect on the value of inventory reflected in the Financial Statements.

      (y) Banks/Powers of Attorney. Section 4.01(y) of the Disclosure Schedule sets forth the name of each bank or other financial institution in which either of the Companies has an account, lock box, safe deposit box or other similar safekeeping arrangement, the number or other identification of all such accounts or arrangements and the names of all persons authorized to draw thereon or having access thereto. Neither of the Companies has given any person (other than officers of the Companies who have been authorized to act on behalf of the Companies) a power of attorney to act on its behalf in regard to the accounts, lock boxes, safe deposit boxes or other safekeeping arrangements disclosed in
Section 4.01(y) of the Disclosure Schedule.

      (z) Directors and Officers of the Companies. Section 4.01(z) of the Disclosure Schedule sets forth a complete and accurate list of the names and titles of all directors and officers of the Companies.

      (aa) Warranty Obligations, Product Liability Obligations and Recall Obligations. Except where such claims do not have a Material Adverse Effect, from January 1, 2002 to the date of this Agreement, no product or service warranty, recall or similar claims have been made against any U.S. Seller or the Companies in connection with the Business. From January 1, 2002 to the date of this Agreement, no Seller has received written notice as to any claim or allegation of personal injury, death, or property or economic damages, product recall, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of professional services by the U.S. Sellers or the Companies in connection with the Business, except where any such matter does not have a Material Adverse Effect. From January 1, 2002 to the date of this Agreement, there has not been any material product recall, voluntary, involuntary or otherwise, with respect to the Business. To Seller's knowledge, from January 1, 2002 to the date of this Agreement, all products manufactured, sold or delivered by the Business (when so manufactured, sold or delivered) were in conformity with all express and implied warranties.

      (bb) Books and Records. The books and records of the U.S. Sellers relating to the U.S. Business and of the Companies have been maintained in accordance with reasonable business practices.

      (cc) Customers and Suppliers. Section 4.01(cc) of the Disclosure Schedule sets forth a true and complete list of (i) the top ten (10) customers of the Business and the amount of net sales of the Business to each such customer during the fiscal year ended February 28, 2004 and the nine (9) month period ended November 27, 2004, and (ii) the top ten (10) suppliers of the Business and the dollar amounts of purchases by the Business from such suppliers during the fiscal year ended February 28, 2004 and the nine (9) month period ended November 27, 2004. Except as set forth in Section 4.01(cc) of the Disclosure Schedule, from January 1, 2004 to the date of this Agreement, no material customer or supplier of the Business has terminated, substantially reduced or (in a manner adverse to the Business) substantially modified, or, to the knowledge of Sellers, threatened to terminate, substantially reduce or (in a manner adverse to the Business) substantially modify, its relationship with the Business. For the avoidance of doubt, material customers and suppliers of the Business shall be deemed to include, without limitation, those customers and suppliers listed in Section 4.01(cc) of the Disclosure Schedule.

      (dd) Illegal Payments. From January 1, 2002 to the date of this Agreement, to the knowledge of Sellers, none of the U.S. Sellers (to the extent related to the U.S. Business) or the Companies or any of their respective directors or officers (acting in their capacities as such officers or directors) have (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payments on behalf of the U.S. Sellers or the Companies to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, or (c) violated in any material respect the Foreign Corrupt Practices Act of 1977.

      (ee) Brokers. There is no broker or other person who would have any valid claim against Buyer or any of its affiliates for a finder's fee or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of any Seller or any of its affiliates. Sellers shall be solely responsible for all fees and expenses of Piper Jaffray & Co. ("Sellers' Banker") and any other broker, finder or other person engaged by or on behalf of them or otherwise claiming through them in connection with the transactions contemplated by this Agreement.

      (ff) Sufficiency of Assets. To the knowledge of each Seller, the Assets and the assets, properties and rights held by the Companies, together with the assets, properties and rights specifically provided or made available to Buyer under the Transition Services Agreement, the Trademark License Agreement, the Patent License Agreement (each as hereinafter defined) and the other agreements entered into in connection with this Agreement, include all of the material assets, properties and rights of every type and description, whether real, personal, tangible or intangible and wherever located, that Smucker or any of its affiliates owns or which any of them has the right to use that are reasonably necessary or adequate for Buyer and the Companies immediately after the Closing to conduct in all material respects the Business conducted as of the date hereof except for the following: (i) assets, properties and rights that have been specifically assigned to or retained by Sellers under another provision of this Agreement (including cash and cash equivalents, assets in the U.S. Sellers' Plans and insurance), (ii) rights under contracts to the extent any consents have not been obtained prior to Closing, and (iii) governmental consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, or filings that may be required as a result of the sale of the Shares and Assets to Buyer in order for Buyer and the Companies to continue to conduct the Business following the Closing Date in the manner in which the Business was conducted before the Closing Date. Nothing in this Section 4.01(ff) constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Section 4.01.

      (gg) Undisclosed Liabilities. There are no outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, with respect to the Business and the Assets other than liabilities (i) reflected on the Most Recent Financial Statements, (ii) incurred in the ordinary course of the conduct of the Business since September 25, 2004, (iii) not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, or (iv) of the nature set forth in
Section 4.01(gg) of the Disclosure Schedule.

      (hh) Disclaimer. None of Sellers or Smucker shall be deemed to have made to the Buyer Entities any representation or warranty other than as expressly made by such person in this Section 4.01. Without limiting the generality of the foregoing, except as expressly provided in this Section 4.01, none of Sellers or Smucker makes any representation or warranty to the Buyer Entities regarding the present condition of the Business, the Assets or the assets of the Companies, and notwithstanding any projections that may have been supplied to the Buyer Entities by Sellers, Smucker or any of them, it is understood that no representation or warranty is made by any Seller or Smucker as to the prospects of the Business.

      4.02 COVENANTS OF SELLERS. Sellers covenant and agree as follows:

      (a) Access. Prior to the Closing, each Seller will give Buyer and its officers, employees, agents and representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, material customers (to the extent such material customers cooperate with and consent to such access, which access Sellers shall use their reasonable efforts to arrange), properties, books and records of the Business and the Companies and to the Assets; provided, however, that (i) such access shall not unreasonably disrupt the normal operations of such Seller or either Company, (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of such Seller or either Company other than any vice president or president without IMC's consent, which shall not be unreasonably withheld, (iii) such Seller may excise from any books and records to which Buyer and its officers, employees, agents and representatives have access all information that does not relate primarily to the Business or the Companies, and
(iv) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any material customers of the Business without (i) IMC's consent, which shall not be unreasonably withheld, and (ii) a representative designated by IMC present, and all such access shall occur on terms that comply with applicable antitrust laws.

      (b) Ordinary Conduct. Except as expressly contemplated by this Agreement (including Section 6.18 hereof), from the date hereof to the Closing, each U.S. Seller will cause the portion of the U.S. Business conducted by it to be conducted in the ordinary course in substantially the same manner as presently conducted, including maintaining its corporate existence in good standing, maintaining proper business and accounting records, and making all reasonable efforts consistent with past practices to preserve its business organization and relationships with the U.S. Business's material customers and suppliers, key employees who perform services primarily for the U.S. Business, and others with whom it has a material business relationship relating to the U.S. Business. Further, except as expressly contemplated by this Agreement, from the date hereof to the Closing, Robin Hood will cause the Companies to conduct their business in the ordinary course in substantially the same manner as presently conducted, including maintaining their corporate existence in good standing, maintaining proper business and accounting records, and making all reasonable efforts consistent with past practices to preserve their business organization and relationships with material customers and suppliers, key employees and others with whom they have a material business relationship. In addition, except as expressly contemplated by this Agreement, no U.S. Seller will do, and Robin Hood will cause each Company not to do, any of the following without the prior written consent of Buyer:

            (i) other than as required by law, enter into any new collective bargaining agreement or amend in any material respect any Collective Bargaining Agreement; provided, that Buyer acknowledges and agrees that the Collective Bargaining Agreement related to Gourmet Baker's Winnipeg, Manitoba plant expires in January 2005, that Sellers are currently in negotiations regarding a new collective bargaining agreement with the union representing the applicable employees and that Gourmet Baker may enter into a new collective bargaining agreement with such union, subject to obtaining Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed;

            (ii) grant to any employee who performs services primarily for the U.S. Business or to any employee of such Company any increase in compensation or other material benefits, except (A) as may be required under existing agreements or plans or under applicable law, (B) in the ordinary course of business consistent with past practices or increases for which Sellers or any affiliate of Sellers (other than the Companies) is solely obligated, or (C) pursuant to a new collective bargaining agreement entered into pursuant to the proviso in clause (i) above; provided, that the Buyer Entities acknowledge that Sellers intend to permanently layoff 13 hourly employees and four salaried employees at the Elyria, Ohio plant and that such employees shall be entitled to severance pay as a result of such layoffs pursuant to plans in effect as of the date of this Agreement (it being understood that liability for such severance pay shall be subject to
      Section 1.04(c)(iii) and Section 1.05(i) (as applicable) to the extent such layoffs occur prior to Closing);

            (iii) grant any Lien on, or agree to the imposition of any restriction or charge of any kind with respect to, any of the Assets or any assets of such Company, in each case that are material to the Business, other than Permitted Liens and Liens under purchase money agreements, conditional sales contracts, capital leases, operating leases, or licenses the non-disclosure of which in the Disclosure Schedule would not constitute a misrepresentation under Section 4.01(o);

            (iv) cancel any material indebtedness for borrowed money owing to such U.S. Seller exclusively related to the U.S. Business or to such Company, or waive any claims or rights of such U.S. Seller exclusively related to the U.S. Business or of such Company, in each case that are of material value (other than settlements of trade accounts in the ordinary course of business);

            (v) sell or otherwise dispose of any assets of such U.S. Seller used in the U.S. Business that, but for any disposition, would constitute Assets or sell or dispose of any material assets of such Company (in each case, other than sales of inventory in the ordinary course of business and dispositions of non-material intellectual property and obsolete equipment and inventory consistent with past practices);

            (vi) modify, amend or terminate any of the Material Contracts in any respect materially adverse to the Business, such U.S. Seller or such Company, except terminations upon expiration of a Material Contract's term;

            (vii) make any change in accounting methods or principles applicable to the Business or such Company;

            (viii) elect, revoke or amend any material Tax election, settle or compromise any claim or assessment with respect to Taxes, execute any closing agreement or any other agreement with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amend any Tax Returns (in the case of the U.S. Sellers, only to the extent related to the U.S. Business); or

            (ix) agree to do any of the foregoing.

      (c) Confidentiality. In addition to Sellers' confidentiality obligations under that certain Confidentiality Agreement, dated December 17, 2004, between Smucker and VCP, each Seller will keep confidential and cause its affiliates to keep confidential all non-public information relating to the Business and the Companies which does not also relate to any of the other businesses of such Seller or any of its affiliates, except disclosures required by law, the rules of any securities exchange to which any of them or their affiliates is subject, or administrative process (including disclosures required in Tax Returns and in other governmental filings) and disclosures in the defense of any Third Party Claim (as defined in
Section 10.06), provided, that such Seller shall provide Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information (i) which becomes public other than as a result of a breach of this
Section 4.02(c) or (ii) which is disclosed by such Seller in the defense of any claim by Buyer or any of its affiliates against such Seller. Buyer acknowledges that Sellers have advised Buyer that Sellers intend to provide such notice relating to the transactions contemplated by this Agreement as is required by law to labor or trade unions representing Employees or employees of the Companies promptly after the date hereof.

      (d) Insurance. Sellers shall keep, or cause to be kept, all insurance policies set forth in Section 4.01(q) of the Disclosure Schedule that are in effect on the date hereof, or equivalent replacements therefor, in full force and effect through the Closing, except for insurance covering risks of terrorism or similar occurrences the cost of which is deemed excessive in Sellers' sole judgment.

      (e)   Covenant Not to Compete.

            (i) Each Seller and Smucker hereby agrees that, except as hereinafter provided, for the period commencing on the Closing Date and terminating on the second anniversary of the Closing Date, it will not, and it will cause its affiliates not to, except in the case of a Permitted Investment (as hereinafter defined), without Buyer's prior written consent, directly or indirectly engage in (or become a partner or shareholder in or otherwise participate in the management or operation of any venture or enterprise of any kind that engages in) the business of manufacturing, selling, marketing or distributing (A) in the in-store bakery, foodservice or wholesale/retail bakery channels in the continental United States or Puerto Rico, baking mix or baking ingredient products of the types sold by the Business as of the Closing Date (other than consumer branded syrup products in serving sizes of 64 ounces or less) or (B) in the in-store bakery, wholesale/retail bakery or foodservice channels in the continental United States, Puerto Rico or Canada (the "Non-Competition Area"), frozen bakery products of the types sold by the Business as of the Closing Date (the "Restricted Business"); provided, that Sellers, Smucker and their affiliates may directly or indirectly own in the aggregate up to five percent (5%) of any outstanding class of equity securities of any entity engaged in the Restricted Business or any portion thereof in the Non-Competition Area, the equity securities of which are actively traded on a domestic or foreign stock exchange or in a domestic or foreign over-the-counter market. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall limit or restrict in any way Robin Hood and certain of its affiliates (other than the U.S. Sellers) from manufacturing, selling, marketing and distributing baking mix and baking ingredient products (x) in the in-store bakery, foodservice and wholesale/retail bakery channels in Canada, (y) for and to The TDL Group Corp. and its affiliates in the continental United States and Puerto Rico and (z) to existing pizza mix customers of Robin Hood or its affiliates (other than the U.S. Sellers) in the continental United States and

Puerto Rico (but, in the case of this clause (z), only with respect to pizza mix crust products). For purposes of this Agreement, "wholesale/retail bakery" refers to bakeries (in the case of wholesale bakeries) that make and sell to retailers finished bakery goods for resale to consumers or (in the case of retail bakeries) which are stand-alone bakeries not part of a grocery store or other general food or other retailer and the primary business of which is making and selling to consumers finished bakery goods. For the avoidance of doubt, "wholesale/retail bakery" shall not include retail grocers, mass merchandisers, club stores or other retailers that are part of the trade channel commonly known as the retail channel. For further avoidance of doubt, nothing in this Agreement shall be deemed to restrict Sellers, Smucker or any of their affiliates from manufacturing, selling, marketing or distributing any products in the retail channel, including sales to grocers, mass merchandisers, club stores or any other retailers (other than to the in-store bakery divisions of any of the foregoing to the extent set forth above in clauses (A) and (B)). Nothing in this Agreement shall be deemed to restrict or prohibit Smucker or any of its affiliates from entering into an agreement (or consummating the transactions contemplated by any such agreement) after Closing with a person engaged in any portion of the Restricted Business relating to the acquisition of Smucker or any of its affiliates or all or any portion of the equity interests or businesses of such persons or affect such acquiring person's right to continue to conduct Restricted Business after such acquisition.

      (ii)  For purposes of this Section 4.02(e), a Permitted Investment means:

            (A) an acquisition after the Closing of an entity, or all or any portion of its assets or businesses (the entity, assets or businesses so acquired being herein called the "Acquired Business") if that portion of the Acquired Business that is engaged in the Restricted Business or any portion thereof (the "Competing Business") generated less than $20,000,000 in revenues, and accounted for less than 10% of the total revenues of the Acquired Business, during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; or

            (B) an acquisition after the Closing of an Acquired Business, if (1) that portion of the Acquired Business constituting the Competing Business generated less than $20,000,000 in revenues, and accounted for 15% or more, but less than 25%, of the total revenues of the Acquired Business, during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition, (2) the acquiring persons give written notice to Buyer of the proposed acquisition, the identity of the Acquired Business and a description of the businesses conducted by it, including the Competing Business, as promptly as practicable after the acquisition, and (3) the acquiring persons use their good faith efforts to dispose of, or cause the Acquired Business to dispose of, the Competing Business on commercially reasonable terms within twelve (12) months after the acquisition.

      (iii) Each Seller hereby agrees that for a period of two years after the Closing Date, it will not, and will cause its affiliates not to, without Buyer's prior written consent,

      (A) solicit for hire any person employed by Buyer at the time of such solicitation (provided, that general solicitations such as "help-wanted" advertising or postings on internet job search sites shall not be prohibited by this clause (A)), or (B) specifically and directly encourage any person who is then an employee, officer, agent, supplier or customer of Buyer to terminate such relationship.

      (f) Delivery of Records. At the Closing or as soon thereafter as reasonably practicable, Sellers will deliver, or cause to be delivered, to Buyer the Books and Records and the books and records of the Companies to the extent not already in the possession or control of the Companies at Closing; provided, however, that Sellers shall have the right to keep and use a copy of all books and records where necessary to comply with applicable laws or desirable for use in connection with the preparation of Tax Returns, the administration of employee benefit plans, the preparation of Sellers' financial statements, the fulfillment of obligations under the Transition Services Agreement (as defined in Section 6.09) or in connection with investigations or litigation. Sellers may, before delivering any books and records to Buyer, redact all information and data therefrom that relate to businesses of Sellers other than the Business or the Companies.

      (g) Resignations. On the Closing Date, Robin Hood shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors and officers of the Companies (other than those directors and officers designated in writing by Buyer to Robin Hood at least five business days prior to the Closing Date), or shall take such other action as is necessary to assure that such persons are not directors or officers of the Companies after the Closing.

                                    ARTICLE V

         REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER ENTITIES

      5.01 REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES. The Buyer Entities, jointly and severally, hereby represent and warrant to Sellers as follows:

      (a) Organization and Authority of the Buyer Entities. Each of the Buyer Entities is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Buyer Entities has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by each of the Buyer Entities of this Agreement and the consummation by each of the Buyer Entities of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Buyer Entities and, assuming due authorization, execution, and delivery of this Agreement by Sellers, constitutes a valid and binding obligation of each of the Buyer Entities, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally and by general principles of equity. VCP has made available to Sellers true and complete copies of the certificate of incorporation, as amended to date, and the by-laws, as in effect on the date hereof, of each of the Buyer Entities.

      (b) No Conflicts. The execution, delivery, and performance by the Buyer Entities of this Agreement do not, and the consummation by the Buyer Entities of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the certificate of incorporation or bylaws of any of the Buyer Entities, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which any of the Buyer Entities is a party or by which any of the Buyer Entities or their respective properties or assets is bound, or any judgment, order, writ, injunction, or decree to which any of the Buyer Entities has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to any of the Buyer Entities or their respective properties or assets (except, in the case of clause (ii), where such conflict, violation, or default would not materially impair the ability of any of the Buyer Entities to consummate the transactions contemplated by this Agreement). No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by any of the Buyer Entities in connection with the execution, delivery, and performance by the Buyer Entities of this Agreement or the consummation by the Buyer Entities of the transactions contemplated hereby other than compliance with and filings under the HSR Act, the Competition Act, the Investment Canada Act and Canadian federal or provincial securities laws, if applicable.

      (c) Litigation; Decrees. There are no judgments, orders, or decrees of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, to which any of the Buyer Entities is subject that would prohibit or enjoin, or otherwise adversely affect the ability of any of the Buyer Entities to consummate, the transactions contemplated hereby. As of the date of this Agreement, no action, lawsuit, proceeding, or investigation is pending (with respect to which any of the Buyer Entities has been served or otherwise notified) or, to any of the Buyer Entities' knowledge, threatened in writing against any of the Buyer Entities that, if decided adversely to such Buyer Entity, individually or in the aggregate, is reasonably likely to materially impair the ability of any of the Buyer Entities to consummate the transactions contemplated hereby.

      (d) Availability of Funds. At Closing, Buyer will have available cash or existing borrowing facilities that, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement (including the payment of the Closing Cash Payment). Buyer has provided Sellers with true and correct copies of equity and debt commitment letters (the "Commitment Letters") from Buyer's financing sources in an aggregate amount that exceeds the sum of the Closing Cash Payment, the estimated transaction expenses arising from the transactions contemplated hereby and the on-going working capital requirements of the Business. As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been amended or modified. None of the Buyer Entities has any reason to expect as of the date of this Agreement that any of the conditions set forth in the Commitment Letters will not be satisfied.

      (e) Brokers. There is no broker or other person who would have any valid claim against any Seller or any of such Seller's affiliates for a finder's fee or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf any of the Buyer Entities or any of their affiliates. Buyer shall be solely responsible for all fees and expenses of Brown Gibbons Lang & Company and any other broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

      (f) Accredited Investor. Buyer (i) is a company that had assets of at least CDN$5,000,000 as reflected in its most recently prepared financial statements and, consequently, is an "accredited investor" as defined in Ontario Securities Commission Rule 45-501, Exempt Distributions, promulgated under the Securities Act (Ontario), (ii) has concurrently herewith executed and delivered a certificate addressed to Seller in the form of Exhibit 5.01(f) hereto, and
(iii) is purchasing the Shares as principal. Further, Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated by the U.S. Securities and Exchange Commission. Buyer is acquiring the Industrial Revenue Bonds for its own account for investment purposes only and not with a view to, or for resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended.

      (g) Investment Canada. Buyer is a "WTO investor" for purposes of the Investment Canada Act.

      (h) Representations and Warranties in Note Purchase Agreement. All of the representations and warranties of the Buyer Entities contained in the form of Note Purchase Agreement attached as Exhibit 2.02(ii) hereto are true and correct and are incorporated herein as if made in their entirety herein.

      5.02 COVENANTS OF THE BUYER ENTITIES. Each of the Buyer Entities covenants and agrees as follows:

      (a) Confidentiality. Each Buyer Entity acknowledges that the information being provided to it by Sellers is subject to the terms of the Confidentiality Agreement, dated as of September 15, 2004, executed by Brantley Partners and Sellers' Banker on behalf of Sellers (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall remain in effect after the Closing as to all confidential information that does not relate primarily to the Companies, the Business or the Assets. Each of the Buyer Entities agrees that it will not, and will cause its affiliates not to, use confidential information provided to it in connection herewith to trade in the capital stock of Smucker.

      (b) No Representations or Warranties. Each of the Buyer Entities acknowledges that none of the Sellers or Smucker or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any Seller, the Companies, the Shares, the Assets or the Business not expressly included in this Agreement or in any certificate signed by any Seller or Smucker and delivered pursuant hereto, and none of the Sellers, Smucker or any other person will have or be subject to any liability to any of the Buyer Entities or any other person resulting from any Buyer Entity's use of or reliance on any such information, except as expressly provided in this Agreement.

      (c) Retention of Records. Without limiting the provisions of Article X, unless otherwise consented to in writing by Sellers (which shall not be unreasonably withheld), none of the Buyer Entities shall at any time after the Closing destroy or otherwise dispose of (or permit the destruction or disposition of) any of the Books and Records or any of the Companies' books and records, in each case which books and records are less than seven years old at the time of such proposed destruction, without first offering, by notice to Sellers, to surrender to Sellers such books and records or any portion thereof, at least 30 days before the proposed destruction or other disposition. Notwithstanding the above, to the extent that the books and records are in an electronic or machine-sensible format, Buyer will maintain, and will cause the Companies to maintain, such electronic or machine-sensible books and records in accordance with the requirements of Rev. Proc. 98-25, 1998-1 C.B. 689.

                                   ARTICLE VI

                                MUTUAL COVENANTS

      Each of Sellers and the Buyer Entities (as applicable) covenants and agrees as follows:

      6.01 CONSENTS. Buyer acknowledges that (i) certain consents to the transactions contemplated by this Agreement may be required from governmental authorities with respect to governmental licenses, permits, approvals or authorizations held by or on behalf of the U.S. Sellers or the Companies (or any of them) or from parties to instruments, contracts, commitments, agreements, or arrangements relating to the Business or otherwise, which consents have not been obtained as of the date hereof and may not have been obtained as of the Closing, and (ii) certain new governmental licenses, permits, approvals and authorizations may be required to be obtained by Buyer with respect to the Assets and the Business or by the Companies as a result of the transactions contemplated hereby in order for Buyer and the Companies to conduct the Business following the Closing in substantially the same manner as it was conducted before the Closing. Except as otherwise expressly provided in this Section 6.01, Sellers shall not have any liability to any of the Buyer Entities arising out of the failure to obtain any such consents or any such new governmental licenses, permits, approvals or authorizations that may be required. The parties will cooperate in a reasonable manner in connection with efforts to obtain any such consents and any such new governmental licenses, permits, approvals or authorizations; provided, however, that such cooperation shall not include any requirement of any Seller or any of Seller's affiliates to expend money or offer or grant any accommodation (financial or otherwise) to any third party. Buyer further acknowledges and agrees that the assignment of certain Assigned Contracts and the applicable portions of certain Dividable Contracts to Buyer requires Buyer to agree in writing to be bound by the obligations of the applicable U.S. Sellers under such Assigned Contracts and such portions of such Dividable Contracts and that Buyer shall be solely responsible for the consequences of any failure by Buyer to so agree to be bound. Nothing stated in this Section 6.01 shall affect the conditions to Closing set forth in Section 7.01(i).

      6.02 COOPERATION. Buyer and Sellers shall reasonably cooperate with each other, and shall cause their respective affiliates, officers, employees, agents, and representatives to cooperate with each other, during the term of the Transition Services Agreement, to ensure the orderly transition of the Business from Sellers to Buyers and to minimize any disruption to the respective businesses of Sellers and Buyer that might result from the transactions contemplated hereby. Each party shall reimburse the other(s) for reasonable out-of-pocket expenses (but not compensation payments to or with respect to its employees) incurred in assisting such party under this
Section 6.02. No party shall be required by this Section 6.02 to take any action that would unreasonably interfere with the conduct of its or its affiliates' businesses. Without limiting the provisions of Article X, after the Closing, upon reasonable written notice, Buyer and Sellers shall furnish to each other and each other's officers, employees, agents, and representatives access, during normal business hours, to such information relating to the Business and such other assistance as is reasonably necessary for financial reporting, accounting, and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of any of Sellers, the Companies or Buyer and shall be subject to the confidentiality obligations of Section 5.02(a) and the Confidentiality Agreement.

      6.03 TRADEMARK MATTERS AND CORPORATE NAMES.

      (a) Subject to the terms and conditions of this Agreement, at the Closing, Buyer and MBI shall execute and deliver a trademark license agreement with respect to the Jim Dandy and Pet trademarks in substantially the form attached hereto as Exhibit 6.03(a) (the "Trademark License Agreement").

      (b) With respect to all packaging materials and other inventory that are included in the Assets or the assets of the Companies (or that are on order at the time of the Closing, and will be used by Buyer or the Companies after Closing), in each case that bear the corporate name of any Seller or any affiliate thereof or any trade name, trademark (including Martha White), service mark or internet domain name owned by any Seller or any affiliate thereof that is not included in the Assets or owned by either Company (other than the Jim Dandy and Pet trademarks, which are the subject of the Trademark License Agreement) (such corporate names, trade names, trademarks, service marks and internet domain names other than the Jim Dandy and Pet trademarks being collectively called the "Licensed Marks"), each Seller hereby grants, or shall cause its applicable affiliate to grant, to Buyer and the Companies, effective at Closing, the nontransferable, nonexclusive, nonsublicensable right and license to use for a reasonable time (not to exceed six months) after the Closing the Licensed Marks owned by it on such existing packaging materials and other inventory in the ordinary course of business, but not to apply the Licensed Marks on any additional items. Buyer agrees that, for so long as the right and license granted under this Section 6.03(b) remain in effect, the nature and quality of all products and services offered by Buyer and the Companies under or in connection with any of the Licensed Marks shall substantially conform to Sellers' and the Companies' practices, standards, and specifications as in effect on the date of this Agreement, and Sellers (and their applicable affiliates) shall have access at all reasonable times, upon reasonable notice, to the facilities of Buyer and the Companies and, to the extent Buyer and the Companies may reasonably provide using their reasonable best efforts, of customers and suppliers thereof to assure compliance with the foregoing standards for the quality of such products and services and the other requirements of this provision. If any Seller (or its applicable affiliate) determines that the requirements of the foregoing provision have not been complied with in all material respects and such noncompliance is continuing, Sellers (or their applicable affiliates) may immediately terminate the right and license granted under this Section 6.03(b) by giving written notice of such termination to Buyer and the Companies. Upon any such termination or the close of business on the six-month anniversary of the Closing Date, whichever occurs first, Buyer agrees to, and to cause the Companies to, immediately cease all use of the Licensed Marks, including by relabeling such packaging materials and other inventory. Other than as permitted under this Section 6.03(b), Buyer shall not, and shall cause its affiliates not to, use in any manner any of the Licensed Marks without the prior written consent of Sellers. Buyer acknowledges that Sellers (or their applicable affiliates) are the owners of the Licensed Marks and that Buyer obtains no rights in the Licensed Marks other than pursuant to the license granted in this Section 6.03(b). Buyer shall not, and shall cause its affiliates not to, ever challenge or assist any other person in challenging the validity or enforceability of the Licensed Marks, or Sellers' (or Sellers' affiliate's) ownership of the Licensed Marks.

      (c) Buyer acknowledges that Sellers' representations and warranties in
Section 4.01 of this Agreement are subject to the provisions of this Section
6.03 and that the rights of Buyer following the Closing with respect to the Licensed Marks and the Jim Dandy and Pet trademarks shall be limited to those set forth in this Section 6.03 and in the Trademark License Agreement (as applicable).

      (d) Subject to the terms and conditions of this Agreement, at the Closing, Buyer, the Companies and IMC shall execute and deliver a technology license agreement for the perpetual, royalty-free license of certain product formulas and other related intellectual property by Buyer and the Companies to IMC and its affiliates for use in retail channels, in substantially the form of Exhibit 6.03(d) attached hereto (the "Grant-Back Technology License Agreement").

      (e) As soon as practicable after the Closing, but in any event within ten
(10) days after the Closing with respect to entities organized in the United States, IMC, MBI and Robin Hood shall change their respective corporate names, and shall cause each other affiliate with the word "Multifoods" in its corporate name to change its corporate name, to names that do not contain the words "Multifoods" or anything confusingly similar thereto.

      6.04 PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party on or before the Closing Date without the prior written consent of each other party, except as such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party or parties (as applicable) reasonable time to comment on such release or announcement in advance of issuance.

      6.05 CLOSING CONDITIONS. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.01), each party will use its reasonable best efforts to satisfy all conditions to Closing set forth in this Agreement that are within such party's control.

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

      6.06 ANTITRUST NOTIFICATION AND GOVERNMENTAL FILINGS.

      (a) Sellers and Buyer shall file or cause to be filed as soon as practicable after the date of this Agreement (but in any event no later than 10 days after the date hereof) with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and will promptly file or cause to be filed any supplemental information requested under the HSR Act. The notification and report form and all such supplemental information filed by Buyer or Sellers will be in substantial compliance with the requirements of the HSR Act. All filing fees required to be paid by Buyer under the HSR Act will be paid one-half each by Buyer, on the one hand, and Sellers, on the other hand. Each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission necessary under the HSR Act. Sellers and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their reasonable best efforts to comply promptly with any such inquiry or request. Each of Sellers and Buyer will use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Assets.

      (b) Each of Robin Hood and Buyer shall as promptly as practicable, but in no event later than 10 days following the execution and delivery of this Agreement, file with the Commissioner of Competition under the Competition Act (the "Commissioner") any prenotification filing required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Competition Act. Such prenotification filing and all such supplemental information filed by Buyer and Robin Hood shall be in substantial compliance with the requirements of the Competition Act or, if determined between them to be appropriate, an Advance Ruling Certificate request. The filing fees under the Competition Act shall be paid by Buyer. Each of Buyer and Robin Hood shall use their reasonable best efforts to make or cause to be made all such other filings or submissions, if any, as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement. Each of Buyer and Robin Hood shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any of the foregoing filings or submissions. Robin Hood and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the Commissioner and shall use their best efforts to comply promptly with any such inquiry or request. Each of Robin Hood and Buyer shall use its reasonable best efforts to ensure that any required compliance under the Competition Act is achieved in respect of the purchase and sale of the Shares.

      (c) Buyer shall file not later than the close of business on the 30th day after the Closing Date any required notice under the Investment Canada Act in connection with the transactions contemplated by this Agreement and shall promptly deliver to Robin Hood a copy of such notice as so filed.

      6.07 CANCELLATION OF FCI LEASE. Buyer and Sellers agree that at the Closing, the Lease Agreement dated January 1, 1998, between FCI, as landlord, and IMC, as tenant, for the manufacturing facility of the U.S. Business located at 1500 Sedalia Road, Sedalia, Missouri shall be canceled and terminated by IMC and FCI effective as of the Closing.

      6.08 SUPPLY AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Gourmet Baker and Robin Hood shall execute and deliver a supply agreement for the supply of flour to Gourmet Baker and the Companies in substantially the form attached hereto as Exhibit 6.08(a) (the "Supply Agreement"). Subject to the terms and conditions of this Agreement, at the Closing, Gourmet Baker and Robin Hood shall execute and deliver a supply agreement for the supply of baking mix product to Gourmet Baker in substantially the form attached hereto as Exhibit 6.08(b) (the "Baking Mix Agreement").

      6.09 TRANSITION SERVICES AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Buyer and IMC shall execute and deliver a transition services agreement in substantially the form attached hereto as
Exhibit 6.09 (the "Transition Services Agreement") for the provision of certain services by IMC and its affiliates to Buyer and by Buyer to certain Sellers.

      6.10 CO-PACK AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing Buyer and IMC shall execute and deliver a co-pack agreement in substantially the form of Exhibit 6.10 attached hereto for the co-packing of frosting products by IMC for Buyer (the "Co-Pack Agreement").

      6.11 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, each Seller and Smucker may promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which would make any representation or warranty made by such Seller or Smucker set forth in Section 4.01 inaccurate if updated to the Closing Date or as is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of such Seller or Smucker made in Section 4.01. For purposes of determining the fulfillment of the conditions set forth in Section 7.01(a) as of the Closing, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. However, for purposes of determining the liability of Smucker and each Seller under Section 10.01(a)(ii) or 10.02(a)(i) with respect to the accuracy of its representations and warranties contained in Section 4.01 or in any certificate or instrument delivered pursuant hereto should the Closing occur, the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

      6.12 BULK SALES COMPLIANCE. The Buyer Entities and the U.S. Sellers hereby waive compliance with the terms of any applicable bulk sales law or similar laws that may be applicable to the sale and transfer of the Assets.

      6.13 FURTHER ASSURANCES. From time to time after the Closing, as and when requested by any party hereto, the other party or parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 6.01), as such party may reasonably deem necessary or desirable to give full effect to this Agreement.

      6.14 INSURANCE.

      (a) With respect to the master insurance policies set forth in Section 4.01(q) of the Disclosure Schedule that insure both the Companies, on the one hand, and Robin Hood or its other affiliates, on the other hand, Robin Hood shall have no obligation to continue such policies in effect following the Closing and may terminate such policies as of the Closing or at any time thereafter. Robin Hood may, in its sole discretion, take any action it desires to discontinue as of the Closing or at any time thereafter the coverage of the Companies under the master insurance policies of Robin Hood or its affiliates that are presently in effect.

      (b) To the extent that, and as long as, coverage at any time remains after Closing under the master insurance policies referred to in Section 6.14(a) with respect to occurrences prior to the Closing Date relating to the Companies, Buyer shall, and shall cause the Companies to, as long as the insurance is in place, use commercially reasonable efforts to assist Robin Hood in seeking payment or reimbursement by or from the insurer to the Companies or claimants against the Companies under such insurance policies.

      (c) If any legal action, arbitration, negotiation or other proceeding is required after Closing for coverage to be asserted against any insurer for the benefit of the Companies related to losses for which any Seller is required under Article X to indemnify Buyer, Buyer shall make, or cause the Companies to make, such assertions at the expense of Robin Hood.

      (d) Buyer acknowledges that no insurance policies are included in the Assets and that as of the Closing, no insurance policies maintained by Sellers or their affiliates will cover the Assets or the U.S. Business.

      6.15 INTERNATIONAL SALES. The Buyer Entities acknowledge that as of the date of this Agreement, the U.S. Sellers sell baking mix and baking ingredient products to Robin Hood for resale by Robin Hood to customers in Mexico and other locations outside of the Non-Competition Area. Buyer and Robin Hood may continue such relationship after Closing if they mutually agree to do so, in each such person's sole discretion.

      6.16 INTERCOMPANY ACCOUNTS; DISTRIBUTIONS. The parties agree that all intercompany accounts between either of the Companies, on the one hand, and Sellers or any of their other affiliates, on the other hand, shall be settled and canceled by Sellers and their affiliates effective immediately prior to Closing, and Final Closing Net Working Capital shall be determined after giving effect to such settlement and cancellation. The Buyer Entities acknowledge and agree that Sellers shall cause all cash, cash equivalents, securities and investments held by the Companies to be distributed or otherwise transferred to Robin Hood prior to Closing.

      6.17 PATENT LICENSE AGREEMENT. Subject to the terms and conditions of this Agreement, at the Closing, Robin Hood and Buyer shall execute and deliver a patent license agreement in substantially the form of Exhibit 6.17 attached hereto (the "Patent License

Agreement") for the license of U.S. Patent 4,931,297 and the corresponding Canadian patent to Buyer.

      6.18  LOCKPORT PLANT MATTERS.

            (a) The Buyer Entities shall have the option, in their sole discretion, to direct Sellers to close the Lockport Plant effective prior to the Closing Date at a date determined by Sellers (the "Lockport Option"). To elect the Lockport Option, the Buyer Entities must provide written notice to Sellers of such election no earlier than January 20, 2005 and no later than January 24, 2005 (the "Lockport Notice"). The Lockport Option shall be deemed to be irrevocably waived by the Buyer Entities if such Lockport Notice is not provided in strict accordance with the immediately preceding sentence.

            (b) If the Buyer Entities elect the Lockport Option in accordance with Section 6.18(a), Sellers shall, promptly after receipt of the Lockport Notice, take such actions as Sellers deem appropriate in order to close the Lockport Plant prior to the Closing Date, including announcing to persons employed at the Lockport Plant that the Buyer Entities have directed Sellers to close the Lockport Plant prior to the Closing Date. Promptly after the Buyer Entities' election of the Lockport Option (if so elected), Sellers shall engage in "effects bargaining" with the union that represents the Lockport Plant's Union Employees (as defined in Section 8.02 below) in accordance with and as may be required by applicable law and shall keep the Buyer Entities reasonably informed of the status of such effects bargaining. Sellers shall take all such actions in good faith and attempt, in a manner consistent with their current practices and standards with respect to the Business and to the extent reasonably practicable, to minimize any adverse economic impact arising out of the plant closure and the related effects bargaining.

            (c) Notwithstanding any other provision of this Agreement, if the Buyer Entities elect the Lockport Option, (i) in no event shall any change, event, incident, circumstance or state of facts resulting or arising from or related to the anticipated or actual closing of the Lockport Plant or any other matter related thereto (including the Buyer Entities' election of the Lockport Option, Sellers' announcement of the closing of the Lockport Plant to employees, and actions or omissions by Sellers or their affiliates, agents or employees in connection with or in anticipation of the closing of the Lockport Plant or in response to the announcement of such closing) be deemed to constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred, and (ii) each such change, event, incident, circumstance or state of facts shall be disregarded for all purposes of this Agreement in determining the accuracy of the representations and warranties of Sellers and Smucker contained in this Agreement or in any certificate delivered in connection with this Agreement; provided, in all events, that any such change, event, incident, circumstance or state described in this Section 6.18(c) shall not have been the direct result of any negligent action or omission or willful misconduct on the part of any Seller.

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

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      7.01 CONDITIONS TO BUYER ENTITIES' OBLIGATION. The obligation of the Buyer Entities to consummate the transactions contemplated by this Agreement, including the purchase of and payment for the Shares and the Assets, is subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by the Buyer Entities:

      (a) Each of the representations and warranties of each Seller contained in this Agreement shall be true and correct as of the date hereof and (except as they may be affected by transactions contemplated by this Agreement) immediately before the Closing, as though made immediately before the Closing (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has no Material Adverse Effect; each Seller shall have performed or complied with in all material respects all obligations and covenants required by this Agreement to be performed or complied with by such Seller by the Closing; and Sellers shall have delivered to Buyer a certificate executed by an authorized officer of each Seller dated the Closing Date confirming the foregoing.

      (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the consummation of the transactions contemplated hereby.

      (c) All filings required under the HSR Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

      (d) If a prenotification filing is required under the Competition Act, Buyer shall have either obtained an Advance Ruling Certificate pursuant to
Section 102 of the Competition Act to the effect that the Commissioner is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, or (i) the waiting period provided under Section 123 of the Competition Act shall have expired and (ii) Buyer shall have obtained written notification that the Commissioner does not at that time intend to make application to the Competition Tribunal under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

      (e) Since the date of this Agreement, no incident or event (other than those expressly contemplated by this Agreement, including Article VI) shall have occurred that, individually or in the aggregate, has a Material Adverse Effect.

      (f) Title to the U.S. Owned Real Property and the Canadian Owned Real Property as reflected by (i) the title insurance commitments heretofore issued by Chicago Title Insurance Company or Ticor Title Company (as applicable), as the same may be subsequently endorsed and with such affirmative coverage as may be available (collectively, the "Title Commitments"), and

(ii) the surveys (the "Surveys") for the U.S. Owned Real Property heretofore made available to Buyer, as the same may be updated by Buyer, shall as of the Closing be of such condition as to not have a Material Adverse Effect.

      (g)   Sellers shall have delivered to Buyer the following:

            (i) certified copies of resolutions duly adopted by Sellers' respective boards of directors approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and by the Companies' respective boards of directors approving the transfer of the Shares to Buyer, which resolutions shall be in full force and effect as of the Closing; and

            (ii) all documents and other items required to be delivered to Buyer at or before Closing pursuant to Section 3.02(a) hereof.

      (h) The applicable Sellers shall have executed and delivered to Buyer and the Companies (as applicable) the Trademark License Agreement, the Supply Agreement, the Co-Pack Agreement, the Patent License Agreement, the Baking Mix Agreement and the Transition Services Agreement.

      (i) The consents of the third parties listed on Exhibit 7.01(i) hereto to the transactions contemplated by this Agreement shall have been received and shall be in form reasonably satisfactory to Buyer.

      (j) All proceedings to be taken by Sellers in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by Sellers in connection with the transactions contemplated hereby, including the transfer of Sellers' (as applicable) right, title, and interest in the Shares and the Assets to Buyer, will be reasonably satisfactory to Buyer.

      (k) IMC shall have executed and delivered to the Buyer Entities' senior lender a subordination and interecreditor agreement in substantially the form attached as Exhibit 3 to the Note Purchase Agreement.

      7.02 CONDITIONS TO SELLERS' OBLIGATION. The obligation of Sellers to consummate the transactions contemplated by this Agreement, including the transfer of Sellers' (as applicable) right, title and interest in the Shares and the Assets to Buyer, is subject to the satisfaction of each of the following conditions, any one or more of which may be waived by Sellers:

      (a) Each of the representations and warranties of each of the Buyer Entities contained in this Agreement shall be true and correct in all material respects as of the date hereof and immediately before the Closing, as though made immediately before the Closing (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case as of such earlier date); each of the Buyer Entities shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing; and each of the Buyer Entities shall have delivered to

Sellers a certificate executed by an authorized officer of such Buyer Entity dated the Closing Date confirming the foregoing.

      (b) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the consummation of the transactions contemplated hereby.

      (c) All filings required under the HSR Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

      (d) If a prenotification filing is required under the Competition Act, Buyer shall have either obtained an Advance Ruling Certificate pursuant to
Section 102 of the Competition Act to the effect that the Commissioner is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement, or (i) the waiting period provided under Section 123 of the Competition Act shall have expired and (ii) Buyer shall have obtained written notification that the Commissioner does not at that time intend to make application to the Competition Tribunal under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

      (e) Each Buyer Entity shall have delivered to Sellers certified copies of resolutions duly adopted by such Buyer Entity's board of directors authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby (including the execution, delivery, performance and issuance (as applicable) of the Note Purchase Agreement, the Buyer Note and the Guaranties), which resolutions shall be in full force and effect as of the Closing.

      (f) Buyer shall have delivered to Sellers the documents and other items (including payment of the Closing Cash Payment and issuance and delivery of the Buyer Note and the Guaranties) required to be delivered to Sellers at or before Closing pursuant to Section 3.02(b) hereof.

      (g) The Buyer Entities' senior lender(s) shall have executed and delivered to Sellers a subordination and intercreditor agreement in substantially the form attached as Exhibit 3 to the Note Purchase Agreement.

      (h) Buyer and the Companies (as applicable) shall have executed and delivered to Sellers the Trademark License Agreement, the Grant-Back Technology License Agreement, the Supply Agreement, the Co-Pack Agreement, the Baking Mix Agreement and the Transition Services Agreement.

      (i) The applicable U.S. Sellers shall be satisfied, in their reasonable judgment, that they have had sufficient opportunity to fulfill their obligation to bargain with the labor unions representing the Union Employees (as defined in Section 8.02) over the effects of the transactions contemplated by this Agreement on such Union Employees.

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

      (j) All proceedings to be taken by the Buyer Entities in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by the Buyer Entities in connection with the transactions contemplated hereby will be reasonably satisfactory to Sellers, and Buyer shall simultaneously pay to Sellers the Base Purchase Price in the manner provided in Section 2.02.

                                  ARTICLE VIII

                         EMPLOYEES AND EMPLOYEE BENEFITS

      8.01 OFFERS OF EMPLOYMENT. Buyer shall offer employment effective at the Closing to substantially all Employees (as defined below) (both hourly and salaried and full- and part-time), including each Employee on medical, military, disability, workers' compensation, family or other leave of absence as of the Closing; provided, that in the event that the Buyer Entities elect the Lockport Option in accordance with Section 6.18(a), Buyer shall have no obligation to offer employment to any Employees who work at the Lockport Plant. The offered employment shall in each case be on terms and conditions (including wages and benefits) that are substantially similar to the terms and conditions of employment provided by BBC to its employees in the aggregate. Buyer shall hire each Employee who accepts such offer and do so on such terms and conditions as provided above. Nothing in this Section 8.01 shall obligate Buyer to continue the employment of any such Employee for any specific period following the Closing Date. Buyer shall hire a sufficient number of Employees for the U.S. Sellers not to have any obligation under the WARN Act, provided that the foregoing covenant shall not apply with respect to Employees at the Lockport Plant in the event of an obligation arising out of the Buyer's decision to exercise the Lockport Option. Buyer shall be responsible for delivering any notices that may be required under the WARN Act as a result of any action or actions that it takes on or after the Closing Date, and Sellers shall be responsible for any WARN Act notice to Employees at the Lockport Plant that may be required as a result of Buyer's decision to exercise the Lockport Option. "Employees" means all employees of each U.S. Seller on the payroll of the U.S. Business as of the applicable date and time or on leave of absence as of the applicable date and time who otherwise would be on such payroll.

      8.02 UNION EMPLOYEES. As required by applicable law, Buyer agrees to negotiate in good faith to provide Union Employees (as defined below) (who are employed by Buyer) with a collective bargaining or other labor agreement, effective as of the Closing Date, or as soon as reasonably practicable thereafter. If a collective bargaining agreement or other labor agreement described in the immediately preceding sentence is not effective on the Closing Date, the initial terms and conditions of employment established by Buyer shall be substantially similar in the aggregate to those applicable to the Union Employees immediately prior to their employment by Buyer pursuant to the applicable U.S. Collective Bargaining Agreements. "Union Employees" means those Employees of each U.S. Seller the terms and conditions of employment of whom are subject to one or more of the U.S. Collective Bargaining Agreements.

      8.03 PROVISION OF BUYER'S AND COMPANIES' PLANS.

      (a) Without limiting Section 8.01 or 8.02, effective at the Closing, Buyer shall provide to each Employee (who is employed by Buyer) employee benefit plans (collectively, "Buyer's Plans") under which such person will be entitled to pension and other benefits substantially similar to the pension and other benefits provided by BBC to its employees; provided, that Buyer shall provide to each Employee (who is employed by Buyer) a severance plan that is substantially similar to the severance plans provided by the U.S. Sellers immediately prior to Closing to non-union hourly employees or salaried employees (as applicable) and shall keep each such plan in full force and effect, without any diminution in benefits or other changes adverse to employees, for one year after the Closing Date. Buyer represents and warrants to Sellers that true and correct copies of BBC's existing employee benefit plans have been previously provided to Sellers.

      (b) As promptly as reasonably practicable after Closing, Sellers shall cause the account balances of all Employees (who are employed by Buyer) under the Employees' Voluntary Investment and Savings Plan of International Multifoods Corporation to be spun-off and transferred to a defined contribution plan established or maintained by Buyer, with that portion of each participant's balance that reflects an outstanding loan to the participant to be transferred in-kind to the transferee plan. Buyer agrees to cause the transferee plan to accept such transfer.

      (c) Buyer agrees that for a period of one year after the Closing or, if longer, as long as required by law, it will cause the Companies to maintain in full force and effect and unamended for the benefit of employees of the Companies severance plans substantially similar to the severance plans in effect immediately prior to Closing.

      8.04 CREDIT UNDER BUYER'S PLANS. For purposes of eligibility and vesting, and also for purposes of entitlement to vacation, paid time off and severance benefits, each non-union Employee who is employed by Buyer shall be given credit under Buyer's Plans (including the vacation and paid time off policies and severance plans included within Buyer's Plans) for such Employee's service with any U.S. Seller or any affiliate or predecessor thereof prior to the Closing Date as reflected in the "current service dates" or other applicable dates assigned to such Employees as of the Closing Date by the U.S. Sellers set forth in Section 8.04 of the Disclosure Schedule or as required by law; and each Employee (who is employed by Buyer) and covered dependent thereof shall be allowed to participate in each of Buyer's Plans without regard to preexisting conditions, waiting periods or other exclusions or limitations not imposed on such individual by, or which were otherwise satisfied under, the U.S. Sellers' Plans immediately prior to the Closing.

      8.05 INCENTIVE PAYMENTS. Notwithstanding any other provision of this Agreement, Buyer shall assume the Fiscal Year 2005 Multifoods U.S. Foodservice Products Division Sales Incentive Plan, and all liabilities, obligations and commitments of the U.S. Sellers thereunder, and pay to the Employees (whether or not hired by Buyer) all amounts earned by such Employees through the end of the Business's 2005 fiscal year under such incentive plan in accordance with the terms thereof.

      8.06 MEDICAL, DENTAL, DISABILITY AND LIFE INSURANCE PLAN LIABILITIES. The U.S. Sellers shall pay or shall cause the applicable U.S. Sellers' Plan to pay any benefits or expenses covered by the group medical, dental, long-term disability and life insurance plans included within the U.S. Sellers' Plans which (i) in the case of any such medical or dental plans, are incurred by Employees (who are employed by Buyer) or their dependents prior to the Closing Date, (ii) in the case of any such long-term disability plans, are payable with respect to a disability suffered by an Employee (who is employed by Buyer) prior to the Closing Date (but not with respect to the recurrence on or after the Closing Date of any such disability, even if such recurrence is considered to be a continuation of a prior disability), if such Employee, at the effective time of the Closing, has qualified for long-term disability benefits (or subsequently qualifies for such benefits after meeting any applicable waiting or elimination period) under such plans with respect to such disability, and (iii) in the case of any such life insurance plans, are payable to the beneficiaries of any Employee (who is employed by Buyer) who dies prior to the Closing Date. To the extent Employees who are employed by Buyer have enrolled in the applicable Buyer's Plan, Buyer shall pay or cause the applicable Buyer's Plan to pay any such benefits or expenses which (A) in the case of any such medical or dental plans, are incurred by the Employees or their dependents on or after the Closing Date, (B) in the case of any such disability plans, are payable with respect to either (x) a disability suffered by an Employee prior to the Closing Date, if such Employee, at the effective time of the Closing, has not yet qualified for long-term disability benefits (and subsequently does not qualify for such benefits after meeting any applicable waiting or elimination period) under the group disability plans included in the U.S. Sellers' Plans with respect to such disability, or (y) a disability suffered by an Employee at any time on or after the Closing Date (including a recurrence on or after the Closing Date of a disability of an Employee suffered prior to the Closing Date), and (C) in the case of any such life insurance plans, are payable to the beneficiaries of any Employee who dies on or after the Closing Date. A medical or dental expense is "incurred" for purposes of this Section 8.06 as of the date when the services that give rise to the expense are rendered, and not when the expense is billed.

      8.07 ACCRUED VACATION. Each Employee who is employed by Buyer shall be credited under Buyer's Plans with all Accrued Vacation, if any, accrued by such Employee prior to the Closing Date under the policies included within the U.S. Sellers' Plans and not used by such Employee prior to the Closing Date to the extent reflected on the Closing Statement.

      8.08 COBRA. The U.S. Sellers shall be solely responsible for claims relating to coverage under COBRA attributable to "qualifying events" with respect to any Employee and his or her beneficiaries and dependents that occur before the date such Employee becomes employed by Buyer or as a result of the sale and purchase of the Assets as contemplated by this Agreement. Buyer shall be solely responsible for claims relating to coverage under COBRA attributable to "qualifying events" with respect to Employees who become employees of Buyer, and their beneficiaries and dependents, that occur after such Employees become employees of Buyer. "COBRA" means Section 601 et seq. of ERISA and Section 4980B of the Code and any similar applicable state laws.

                                   ARTICLE IX

                                   TAX MATTERS

      9.01 COOPERATION. Buyer and Sellers shall, and shall cause their respective subsidiaries and other affiliates (including in the case of Buyer and after the Closing, the Companies) to reasonably cooperate with respect to Tax matters, including with respect to preparing and filing all Tax Returns or amended Tax Returns or refund claims relating to the Assets or the U.S. Business and Taxes of the Companies. Buyer and Sellers shall provide one another with such information as is reasonably requested in order to enable the requesting party to complete and file all Tax Returns that they or their affiliates may be required to file with respect to the Companies, the Business or the Assets or to respond to audits, inquiries or other proceedings by any Taxing authority and otherwise to satisfy Tax requirements. Such cooperation shall further include
(i) provision of reasonably necessary powers of attorney relating to Tax matters to satisfy obligations under this Article IX, (ii) promptly forwarding copies of appropriate notices, forms or other communications received from or sent to any Taxing authority, and (iii) promptly providing reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other determinations by any Taxing authority and relevant records concerning the ownership and tax basis of property, in each case only to the extent such materials relate to the Companies, the Business or the Assets.

      9.02 FILING RESPONSIBILITY.

      The U.S. Sellers shall prepare and file all Tax Returns (i) with respect to Taxes attributable to the Assets or the U.S. Business that are required to be filed (taking into account extensions therefor) on or prior to the date immediately preceding the Closing Date and (ii) with respect to Excluded Taxes. Buyer shall file or cause to be filed all Tax Returns attributable to the Assets or the U.S. Business for which the U.S. Sellers do not have filing responsibility pursuant to this Section 9.02. Robin Hood shall cause the Companies to file all Tax Returns for the Companies that are required to be filed on or prior to the date immediately preceding the Closing Date. Buyer shall prepare and file, or cause the Company to prepare and file, all Tax Returns of the Companies filed on or after the Closing Date. Buyer shall prepare, or cause the Companies to prepare, such Tax Returns in a manner consistent with the past practices and customs of the Companies to the extent such past practices and customs are in accordance with applicable law. Buyer and Sellers shall discharge all Tax liabilities shown on Tax Returns based on the assumption and allocation of Tax liabilities provided in Section 10.01 of this Agreement without regard to the party that has prepared the Tax Return, and the party responsible for payment of any amount of Taxes shown due on a Tax Return shall pay such unpaid amount to the party filing the Tax Return no later than five business days prior to the filing of such Tax Return.

      9.03 REFUNDS.

      (a) The U.S. Sellers shall be entitled to any refunds or credits of or against any Excluded Taxes (plus any interest received with respect thereto). Buyer shall be entitled to any refunds or credits of (i) Taxes other than Excluded Taxes, (ii) Taxes not indemnified by Sellers

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pursuant to Section 10.01, and (iii) any other Taxes attributable to the U.S.
Business or the Assets (plus any interest received with respect thereto). Buyer shall promptly forward to the U.S. Sellers or reimburse the U.S. Sellers for any refund or credits due the U.S. Sellers (pursuant to the terms of this Article
IX) after receipt thereof, and the U.S. Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer (pursuant to the terms of this Article IX) after receipt thereof.

      (b) Any refunds or credits of Taxes of the Companies shall be for the account of Buyer, provided that any refunds or credits of Income Taxes of any of the Companies for the Pre-Closing Tax Period (except for refunds or credits of Income Taxes of the Companies that are included as receivables in the Closing Net Working Capital) shall be for the account of Robin Hood. Buyer shall pay to Robin Hood an amount equal to any refund or credit in respect of which Robin Hood is entitled to an amount under this Section 9.03(b) within 10 days after such refund is received by the Companies (or such credit is allowed or applied against other Tax liabilities of the Companies). Robin Hood and Buyer shall treat any payments under the immediately preceding sentence that Robin Hood shall receive pursuant to this Section 9.03(b) as an adjustment to the Purchase Price.

                                    ARTICLE X

                                 INDEMNIFICATION

      10.01 TAX INDEMNIFICATION.

      (a) After the Closing, Sellers and Smucker, jointly and severally, shall indemnify Buyer and its affiliates and hold them harmless from and against (i) all liability for Excluded Taxes; (ii) any liability, claim or damage suffered or incurred by any such indemnified party to the extent caused proximately by any breach of any representation or warranty contained in Section 4.01(i) or
Section 4.01(j) or any certificate delivered pursuant to this Agreement to the extent related to such Section 4.01(i) or Section 4.01(j); (iii) all liability for Taxes other than Excluded Taxes of the U.S. Sellers and the Companies for the Pre-Closing Tax Period, (iv) Sellers' share of prorated Taxes pursuant to
Section 2.03 and Transfer Taxes pursuant to Section 3.03; and (v) all liability for expenses (including reasonable legal fees and expenses, except as otherwise provided in Section 10.07) incurred by Buyer attributable to clauses (i) through
(iv) of this subsection (a); provided, however, that any liability under clause
(ii) (but only to the extent that the breached representation or warranty does not relate to an Income Tax, sales or use Tax, employment or payroll Tax (including withholding) or value added Tax) or (iii) above shall be subject to the limitations set forth in Section 10.02(b), except that such liability shall not be subject to the limits of Section 10.02(b)(ii).

      (b) In the case of any Straddle Period, the portion of the Excluded Taxes attributable to any Pre-Closing Tax Period (which are subject to indemnification by Sellers as Excluded Taxes to the extent set forth in Section 10.01(a)) shall be computed by using a closing-of-the-books method as if such taxable period ended on the date immediately preceding the Closing Date, except that any Excluded Taxes attributable to transactions not in the ordinary

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course of business occurring on the Closing Date before the transfer of the
Shares to Buyer shall be treated as attributable to the Pre-Closing Tax Period.

      10.02 INDEMNIFICATION BY SELLERS.

      (a) After the Closing, Sellers and Smucker, jointly and severally, shall indemnify Buyer and its affiliates and hold them harmless from any liability, claim, damage or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 10.06) suffered or incurred by any such indemnified party (other than those relating to Taxes, which are the subject of
Section 10.01(a), or resulting from a breach of any representation or warranty set forth in Section 4.01(i) or Section 4.01(j)) to the extent caused proximately by:

            (i) any breach of any representation or warranty of any Seller contained in this Agreement (other than those set forth in Section 4.01(i) or Section 4.01(j)) or any certificate delivered pursuant hereto,

            (ii) any breach of any covenant or agreement of any Seller contained in this Agreement,

            (iii) any failure to comply with any applicable bulk transfer laws, except to the extent related to an Assumed Liability,

            (iv) the Excluded Liabilities,

            (v) the ownership, occupancy or use of any real property (other than the Canadian Owned Real Property and the Canadian Leased Real Property) prior to Closing by either Company or any predecessor of either Company, which real property is not owned, occupied or used by such Company as of the Closing Date; provided, that such liability, claim, damage or expense is caused proximately by a violation of, or non-compliance with, Environmental Laws by such Company,

            (vi) any contingent, unmatured or "tail" liability of either Company primarily relating to any business, operations or assets sold or disposed of prior to Closing (other than sales and other dispositions of inventory or other assets in the ordinary course of business) by such Company or any predecessor of such Company, or

            (vii) in the event, and only in the event, that Sellers make an Indemnity Election pursuant to Exhibit 7.01(i) hereto and subject in all cases to the terms and conditions of such Exhibit, the failure to receive the consents contemplated by items 5 through 10 of Exhibit 7.01(i) hereto.

      (b) Notwithstanding anything to the contrary contained in this Agreement, (i) none of Sellers or Smucker shall have any liability under Section 10.02(a)(i) arising from a breach of any representation or warranty (except for breaches of Sections 4.01(a)(i), 4.01(c), 4.01(d), 4.01(k) or 4.01(ee), the
fourth sentence of Section 4.01(l) or the first sentence of Section 4.01(b)) or with respect to Tax liabilities subject to the proviso to Section 10.01(a) unless the aggregate of all losses, liabilities, claims, damages and expenses for which Sellers and Smucker would, but for

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

this clause (i), be liable exceeds on a cumulative basis an amount equal to one and one-half percent (1.5%) of the Purchase Price, at which time Sellers' and Smucker's indemnification shall be for all losses in excess of one percent (1%) of the Purchase Price (subject to clause (ii) below); (ii) none of Sellers or Smucker shall have any liability under Section 10.02(a)(i) arising from a breach of any representation or warranty (except for breaches of Sections 4.01(a)(i), 4.01(c), 4.01(d), 4.01(k) or 4.01(ee), the fourth sentence of Section 4.01(l) or the first sentence of Section 4.01(b)) to the extent the aggregate of all losses, liabilities, claims, damages and expenses for which Sellers and Smucker would, but for the provisions of this clause (ii), be liable exceeds on a cumulative basis an amount equal to fifteen percent (15%) of the Purchase Price; and (iii) none of Sellers or Smucker shall have any liability for any liability, claim, damage or expense to the extent (and in the same amount) such liability, claim, damage or expense has been included in Final Closing Net Working Capital.

      (c) Except as provided in Section 12.11, each of the Buyer Entities acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each of the Buyer Entities hereby waives, to the fullest extent permitted under applicable law, except with respect to claims based upon intentionally fraudulent breaches of representations and warranties, any and all rights, claims and causes of action the Buyer Entities (or their affiliates) may have against Sellers or Smucker or any of them relating to the subject matter of this Agreement as a matter of equity or arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or arising under or based upon common law or otherwise, except to the extent provided in Section 10.01 and this
Section 10.02.

      (d) For purposes of Section 10.01(a)(ii) and this Section 10.02, all representations and warranties of Sellers and Smucker in Section 4.01 shall be read as if all qualifications as to materiality (including each reference to the defined term "Material Adverse Effect") were deleted therefrom.

      10.03 INDEMNIFICATION BY THE BUYER ENTITIES.

      (a) After the Closing, the Buyer Entities, jointly and severally, shall, and shall cause the Companies to, indemnify each Seller and such Seller's affiliates against and hold them harmless from any liability, claim, damage or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 10.06) suffered or incurred by any such indemnified party to the extent caused proximately by:

            (i) any breach of any representation or warranty of any of the Buyer Entities contained in this Agreement or any certificate delivered pursuant hereto,

            (ii) any breach of any covenant or agreement of any of the Buyer Entities contained in this Agreement,

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

            (iii) any obligation or liability to the extent included in Final Closing Net Working Capital and taken into account in the final determination of the Purchase Price; or

            (iv) without limiting the foregoing, any Assumed Liability; provided, that with respect to any such liability, claim, damage or expense that would not have resulted but for a breach of Sellers' representations and warranties that is covered by Sellers' and Smucker's indemnification obligations under Section 10.01 or 10.02 (as applicable), the Buyer Entities' indemnification obligations under this clause (iv) shall not apply to the extent of (but only to the extent of) the indemnification obligations of Sellers and Smucker for such breach pursuant to Section 10.01 or 10.02 (as applicable).

      (b) Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Buyer Entities shall have any liability under Section 10.03(a)(i) arising from a breach of any representation or warranty (except for breaches of Sections 5.01(a) or 5.01(e)) unless the aggregate of all losses, liabilities, claims, damages and expenses for which the Buyer Entities would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to one and one-half percent (1.5%) of the Purchase Price, at which time the Buyer Entities' indemnification shall be for all losses in excess of one percent (1%) of the Purchase Price (subject to clause (ii) below); and (ii) none of the Buyer Entities shall have any liability under Section 10.03(a)(i) arising from a breach of any representation or warranty (except for breaches of Sections 5.01(a) or 5.01(e)) to the extent the aggregate of all losses, liabilities, claims, damages and expenses for which the Buyer Entities would, but for the provisions of this clause (ii), be liable exceeds on a cumulative basis an amount equal to fifteen percent (15%) of the Purchase Price.

      (c) Except as provided in Section 12.11, Sellers and Smucker acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, Sellers and Smucker hereby waive, to the fullest extent permitted under applicable law, except with respect to claims based upon intentionally fraudulent breaches of representations and warranties, any and all rights, claims and causes of action Sellers and Smucker (or their affiliates) may have against any of the Buyer Entities as a matter of equity or arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or arising under or based upon common law or otherwise, except to the extent provided in Section 10.01 and this
Section 10.03.

      10.04 ADJUSTMENTS.

      (a) The amount of any loss, liability, claim, damage, or expense for which indemnification is provided under this Article X (i) shall be net of any amounts recovered (regardless of time) or recoverable with diligent effort by the indemnified party under insurance policies, including title insurance policies, with respect to such loss, liability, claim, damage, or expense (and the indemnifying party shall be deemed released from any liability hereunder to the extent of any such amounts so recovered or recoverable), and (ii) in the case of indemnification under Section 10.02 or 10.03, shall be (x) increased to take account of any net Tax cost incurred

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

by the indemnified party arising from the receipt of indemnity payments hereunder and (y) reduced to take account of any actual net reduction in Taxes realized by the indemnified party as a result of such loss, liability, claim, damage, or expense giving rise to the indemnification payment. If the indemnification payment is paid prior to the indemnified party realizing any actual reduction in Taxes in connection with the loss, liability, claim, damage or expense, then the indemnified party shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such loss, liability, claim, damage or expense and only to the extent that such actual reduction in cash payments for Taxes is realized within two years of making such payment) to the indemnifying parties. For purposes of (ii) in the preceding sentence, the indemnified party shall be deemed to have realized an actual net reduction in Taxes with respect to a taxable year if, and to the extent that, the indemnified party's cumulative liability for Taxes from the Closing Date through the end of such Taxable year, calculated by excluding any Tax items attributable to the loss, liability, claim, damage or expense from all taxable years, exceeds the indemnified party's actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the amount of loss, liability, claim, damage or expense for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). Any indemnity payment made pursuant to this Article X will be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Purchase Price for United States or Canadian federal income Tax purposes.

      (b) Notwithstanding anything to the contrary stated herein, if remedial action is required to correct a situation giving rise to any liability, claim, damage, or expense for which a party is entitled to indemnification under this
Article X, then the indemnifying party shall not be obligated with respect to the costs and expenses of such remedial action, (i) in the case of any contamination or other condition at any Real Property the existence of which constitutes a breach of any representation or warranty in Section 4.01(u), to the extent such costs and expenses exceed those that would have been incurred had Buyer taken only such actions to remediate such contamination or other condition as are required under applicable law, and (ii) in all other cases, to the extent such costs and expenses exceed those that would have been incurred had the indemnified party taken only such actions to correct such situation that a person of ordinary prudence under like circumstances who was not entitled to indemnification for the costs and expenses of such remedial action would have reasonably taken.

      10.05 TERMINATION OF INDEMNIFICATION. The obligation to indemnify a party
(a) under Sections 10.01(a)(ii), 10.02(a)(i) and 10.03(a)(i) shall terminate when the applicable representation or warranty terminates under Section 12.03, and (b) under the other clauses of Sections 10.01(a), 10.02(a) and 10.03(a) shall not terminate; provided, however, that such obligation to indemnify shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice as required under this Article X to the party to be providing the indemnification.

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

      10.06 PROCEDURES RELATING TO INDEMNIFICATION OF THIRD PARTY CLAIMS.

      (a) In order for a party to be entitled to any indemnification under this Agreement (other than Tax Claims, which are the subject of Section 10.07) involving a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), the indemnified party shall notify the indemnifying party in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within 10 days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within 10 days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

      (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, that (i) the Third Party Claim involves money damages and, in the indemnified party's reasonable determination, is not expected to have a material adverse effect on the business, operations, properties or financial condition (including the payment of Taxes) of the business of the indemnified party, and (ii) the indemnifying party conducts the defense of the Third Party Claim actively and diligently; provided, further, that in the event the indemnifying party does not have the right, or does not elect, to assume the defense of a Third Party Claim in accordance with this
Section 10.06(b), then the indemnifying party shall have the right to participate in the defense of such Third Party Claim at its own expense, it being understood that the indemnified party shall control the defense of such claim. Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within 10 business days (in the case of a Third Party Claim with respect to which a complaint has been filed) or 20 business days (in the case of all other Third Party Claims) after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to cure any failure to reasonably actively and diligently defend such Third Party Claim within 10 business days after written notice from the indemnified party specifying such alleged failure, then the indemnified party may assume its own defense, and the indemnifying party shall be liable for all reasonable costs or expenses paid or incurred by the indemnified party (subject to the limitations set forth in this Article X (including Section 10.02(b)) in connection therewith. If the indemnifying party assumes such defense, the indemnified party may, but need not, participate in the defense thereof and employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party has not assumed the defense of a Third Party Claim, in addition to any other Losses for which the indemnifying party may be liable, the indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party (subject to the limitations set forth in this Article X (including Section 10.02(b)). If the indemnifying party chooses to defend or prosecute any Third

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

Party Claim, the indemnified party shall reasonably cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party of reasonable out-of-pocket expenses (but not compensation payments to or with respect to employees) of the indemnified party incurred in connection therewith. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to the Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed) consent to a settlement of, or the entry of a judgment arising from, any such Third Party Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from all liability in respect of such Third Party Claim, or (ii) grants any injunctive or equitable relief. Whether or not the indemnifying party shall have assumed the defense of any Third Party Claim, the indemnified party shall not admit any liability with respect to, settle, compromise or discharge the Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

      10.07 PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS. If a claim is made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer or Sellers under Section 10.01, the indemnified party shall promptly notify the indemnifying party in writing of such claim (a "Tax Claim"). If notice of a Tax Claim ("Tax Notice") received by the indemnified party after the Closing Date is not given to the indemnifying party within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, the indemnifying party shall not be liable to the indemnified party to the extent that the indemnifying party's position is actually prejudiced as a result thereof.

      The indemnifying party shall control, at its sole expense, all proceedings, including selection of counsel reasonably satisfactory to the indemnified party, taken in connection with any Tax Claim (except as set forth below) and subject to the consent right of the indemnified party set forth in the next paragraph of this Section 10.7 and, without limiting the foregoing, may with the consent of the indemnified party pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority with respect thereto and either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner so long as (i) the indemnifying party notifies the indemnified Party in writing within fifteen (15) days after the indemnified party has given notice of the Tax Claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any adverse consequences the indemnified party may suffer from, arising out of, relating to, in the nature of, or caused by the Tax Claim, (ii) any proposed settlement of, or an adverse judgment with respect to, the Tax Claim will not establish a precedential custom or practice adverse to the continuing business interests of the Buyer or the Companies or otherwise have an adverse effect on a Tax position of the Buyer or the Companies for periods beginning on or after, or including, the Closing Date, and (iii) the indemnifying party conducts the defense of the Tax Claim actively and diligently. So long as the indemnifying party is conducting the defense of the Tax Claim in accordance with the preceding sentence, the

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

indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim. In the event that any of the conditions set forth above is or becomes unsatisfied, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Tax Claim in any manner it reasonably may deem appropriate, provided that the indemnified party will not consent to the entry of any judgment or enter into any settlement without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Tax Claim (including reasonable attorney's fees and expenses), and (iii) the indemnifying party will remain responsible for any adverse consequences the indemnified party may suffer resulting from, arising out of, relating to, or caused by the Tax Claim. Notwithstanding the foregoing, the U.S. Sellers or Smucker shall control, at their sole expense, all proceedings relating to Income Taxes of the U.S. Sellers. Each of the indemnified party and the indemnifying party and their respective affiliates shall cooperate in contesting any Tax Claim (with reimbursement by the indemnifying party of reasonable out-of-pocket expenses (but not compensation payments to or with respect to employees) of any indemnified party incurred in connection therewith), which cooperation shall include the retention and the provision of records and information that are reasonably relevant to the Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to the Tax Claim.

      Except as set forth above, in no case shall the indemnified party or the indemnifying party or their respective affiliates admit any liability with respect to, or settle, compromise, or discharge, any Tax Claim without prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, that Sellers or Smucker may admit liability with respect to, or settle or compromise, any Tax Claim relating to Income Taxes of the U.S. Sellers without the consent of Buyer.

      If a Tax Claim includes Taxes for a Straddle Period, Sellers (if the claims for Taxes for which Sellers can reasonably be expected to be liable exceeds the claim for which Buyer can be expected to be liable) or otherwise Buyer (Sellers, on the one hand, or Buyer, on the other hand, the "Controlling Party") shall be entitled to conduct the defense of said Tax Claim. In such case, the other party (the "Non-Controlling Party") shall be entitled to participate fully (at its expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, taking into account for this purpose any precedential custom or practice that may be established).

      10.08 PROCEDURES FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a Third Party Claim or a Tax Claim may be asserted by notice to the party from whom indemnification is sought.

      10.09 NO EFFECT ON OTHER AGREEMENTS. Nothing in this Article X shall be deemed to limit any party's rights or obligations under the Note Purchase Agreement, the Buyer Note, the Guaranties, the Transition Services Agreement, the Supply Agreement, the Baking Mix

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Agreement, the Co-Pack Agreement, the Grant-Back Technology License Agreement,
the Patent License Agreement or the Trademark License Agreement.

                                   ARTICLE XI

                                   TERMINATION

      11.01 GROUNDS FOR TERMINATION. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

      (a) by mutual written consent of Sellers and the Buyer Entities;

      (b) by Sellers if any of the conditions set forth in Section 7.02 hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Sellers;

      (c) by the Buyer Entities if any of the conditions set forth in Section
7.01 hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Buyer; or

      (d) by any party hereto, if the Closing does not occur on or prior to the date that is 35 days after the date on which the filings under the HSR Act were made or were required to be made in accordance with Section 6.06;

provided, however, that the party or parties seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its or their representations, warranties, covenants or agreements contained in this Agreement.

      11.02 PROCEDURE FOR TERMINATION. In the event of termination by Sellers, the Buyer Entities or any of them (as applicable) pursuant to this Article XI, written notice thereof shall forthwith be given to the other party or parties (as applicable) and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

      (a) The Buyer Entities shall return to Sellers all documents and other material received from or on behalf of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

      (b) all information received by the Buyer Entities shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement.

      11.03 CONSEQUENCES OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XI, this Agreement shall become void and of no further force and effect, except for the provisions of (i) the third sentence of Section 5.02(a) hereof relating to a prohibition on trading in the capital stock of Smucker, (ii) Section 12.04 hereof relating to certain expenses, (iii) Section 6.04 hereof relating to publicity, (iv) Sections 4.01(ee) and 5.01(e) hereof relating to finder's fees and broker's fees

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
and (v) this Article XI. Nothing in this Article XI shall be deemed to release any party from any liability for any willful and material pre-termination breach by such party of the terms and provisions of this Agreement, but in the event of termination, all other liabilities otherwise arising under this Agreement shall be released.

      11.04 SURVIVAL OF CERTAIN INDEMNIFICATION OBLIGATIONS. Notwithstanding any other provision of this Agreement, if the Buyer Entities have elected the Lockport Option in accordance with Section 6.18(a) and this Agreement is subsequently terminated and the transactions contemplated hereby are abandoned as described in this Article XI:

      (a) if this Agreement is terminated (x) by any of the Buyer Entities for any reason other than failure to satisfy the conditions in Section 7.01, or (y) by Smucker or any Seller due to the failure to satisfy the conditions in Section 7.02(a), (e), (f), (h) or (j), the Buyer Entities, jointly and severally, shall indemnify each Seller and each such Seller's affiliates against and hold them harmless from any liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party ("Closing Expenses") arising from or related to (i) severance pay obligations to all persons employed at the Lockport Plant whose employment is terminated by Sellers in accordance with the Buyer Entities' election of the Lockport Option, or (ii) obligations incurred by Sellers in connection with the matters described in Section 6.18(b);

      (b) if this Agreement is terminated for failure to satisfy the conditions in Section 7.01(a), (g), (h), (j) or (k), the Buyer Entities, jointly and severally, shall indemnify each Seller and each such Seller's affiliates against and hold them harmless from any Closing Expenses arising from or related to any obligation committed to by Sellers in connection with the matters described in
Section 6.18(b) prior to termination except to the extent such Closing Expenses are attributable to the negligent action or omission or willful misconduct on the part of any Seller in connection with such matters; or

      (c) if this Agreement is terminated for failure to satisfy the conditions in Section 7.01 (other than Section 7.01(a), (g), (h), (j) or (k), which are covered by Section 11.04(b)) or Section 7.02 (other than Section 7.02(a), (e),
(f), (h) or (j), which are covered by Section 11.04(a)), the Buyer Entities, jointly and severally, shall indemnify each Seller and each such Seller's affiliates against and hold them harmless from one-half (1/2) of any Closing Expenses arising from or related to (i) severance pay obligations to all persons employed at the Lockport Plant whose employment is terminated by Sellers in accordance with the Buyer Entities' election of the Lockport Option, or (ii) obligations committed to by Sellers in connection with the matters described in
Section 6.18(b) prior to termination except to the extent such Closing Expenses incurred in connection with Section 6.18(b) are attributable to the negligent action or omission or willful misconduct on the part of any Seller;

provided, that all such indemnification obligations described in this Section
11.04 in connection with the matters described in Section 6.18(b) are in all events limited by the provisions contained in Exhibit 2.04(g)(i).

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

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.01 ASSIGNMENT. This Agreement and the rights hereunder shall not be assignable or transferable (including by operation of law in connection with a merger or otherwise) by any party without the prior written consent of each other party hereto, except that Buyer may, without the consent of any other party, assign all or any part of this Agreement (a) to a wholly-owned subsidiary of Buyer, (b) to one or more affiliates of Buyer, or (c) Buyer's lenders as collateral security (whether prior or subsequent to the Closing); provided, that no such assignment shall relieve Buyer from any, and Buyer shall continue to be liable and responsible for the performance of all, obligations under this Agreement, and Buyer shall remain as fully liable hereunder as though no assignment had been made.

      12.02 NO THIRD-PARTY BENEFICIARIES. Except as expressly provided in
Article X and Section 11.04 with respect to affiliates of Buyer and Sellers (as applicable), this Agreement (including Article VIII) is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

      12.03 SURVIVAL OF REPRESENTATIONS. Except as hereinafter provided in this
Section 12.03, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Article X of this Agreement and shall terminate at the close of business eighteen (18) months following the Closing Date. The representations and warranties in Sections 4.01(a), 4.01(c), 4.01(d), 4.01(i), 4.01(k), 4.01(r)
and Section 4.01(ee), the first sentence of Section 4.01(b), the fourth sentence of Section 4.01(l) and Sections 5.01(a) and 5.01(e) shall terminate sixty (60) days after expiration of the applicable statute of limitations. The representations and warranties in Section 4.01(j) shall terminate sixty (60) days after the last day on which any Canadian taxation authority may issue a notice of assessment or reassessment for the taxation year of the Companies to which the representations or warranties relate. The representations and warranties in Section 4.01(u) shall terminate at the close of business six years following the Closing Date.

      12.04 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

      12.05 AMENDMENTS AND WAIVER. No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. A waiver of any term or condition of this Agreement must be in writing and signed by the waiving party.

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

      12.06 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by facsimile, or sent, postage prepaid, by United States registered, certified or express mail, or by reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or, if sent by mail, three business days after mailing (two business days in the case of express mail), or, if sent by overnight courier service, one business day after delivery to such service, as follows:

      (i)   if to the Buyer Entities (or any of them), to:

                  Value Creation Partners Inc.
                  445 Hutchinson Avenue
                  Suite 800
                  Columbus, Ohio 43235
                  Attention: G. Scott Humphrey
                  Facsimile No.: (614) 785-6402

            with a copy to:

                  Benesch, Friedlander, Coplan & Aronoff LLP
                  2300 BP Tower
                  200 Public Square
                  Cleveland, Ohio 44114-2378
                  Attention: James M. Hill, Esq.
                  Facsimile No.: (216) 363-4588

      (ii)  if to Smucker or Sellers (or any of them), to:

                  International Multifoods Corporation
                  c/o The J. M. Smucker Company
                  One Strawberry Lane
                  Orrville, Ohio 44667-0280
                  Attention: General Counsel
                  Facsimile No.: (330) 684-3026

            with a copy to:

                  Faegre & Benson LLP
                  2200 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, Minnesota 55402-3901
                  Attention: David M. Vander Haar
                  Facsimile No.: (612) 766-1600

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

Any party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other party or parties (as applicable) notice in the manner herein set forth.

      12.07 COUNTERPARTS. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

      12.08 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule and the Exhibits attached hereto) and the Confidentiality Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to such subject matter.

      12.09 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

      12.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts-of-law principles.

      12.11 EQUITABLE REMEDIES. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

      12.12 INTERPRETATION. In this Agreement, the Disclosure Schedule, and any Exhibits attached hereto:

      (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

      (b) "including" and "includes" shall be deemed to be followed by the words "without limitation";

      (c) "affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

      (d) "business day" means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Minnesota;

      (e) "Code" shall mean the Internal Revenue Code of 1986, as amended;

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

      (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including, without limitation, the rules and regulations promulgated thereunder;

      (g) "person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency or other entity;

      (h) "knowledge" as to a party means the actual knowledge of any executive officer of the party, except that as to Sellers, "knowledge" means the knowledge of John Byom, Jody Anderson, Nicole Strait, James Scher, Jim McManus and William Bloyer after reasonable diligence under the circumstances.

      (i) (A) "domestic" or "federal" means relating to the United States of America; provided, that as applied to Robin Hood or the Companies, "domestic" or "federal" means relating to Canada, and (B) "foreign" means relating to any jurisdiction other than the United States of America or any subdivision thereof; provided, that as applied to Robin Hood or the Companies, "foreign" means relating to any jurisdiction other than Canada or any subdivision thereof;

      (j) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule, or any Exhibits attached hereto; and

      (k) all monetary amounts are expressed in United States dollars and all payments shall be made in United States dollars, in each case unless expressly stated otherwise.

      12.13 DISCLOSURE SCHEDULE. The Disclosure Schedule has been arranged in a manner that corresponds to the Sections of this Agreement; provided, that a disclosure made in any section of the Disclosure Schedule that is sufficient to reasonably inform Buyer of information required to be disclosed in another section of the Disclosure Schedule to avoid a misrepresentation under a Section of this Agreement shall be deemed, for all purposes of this Agreement, to have been made under such other section of the Disclosure Schedule. However, the mere listing in the Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty). Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

      [Remainder of page left blank intentionally; signature pages follow]

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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                             INTERNATIONAL MULTIFOODS CORPORATION (IMC)

                             By: /s/ R. K. Smucker
                                 --------------------------------------------
                             Name:  Richard K. Smucker
                             Title: President, Co-Chief Executive Officer and
                                    Chief Financial Officer

                             MULTIFOODS BRANDS, INC.
                             (MBI)

                             By: /s/ R. K. Smucker
                                 --------------------------------------------
                             Name:  Richard K. Smucker
                             Title: President, Co-Chief Executive Officer and
                                    Chief Financial Officer

                             FANTASIA CONFECTIONS, INC.
                             (FCI)

                             By: /s/ R. K. Smucker
                                 --------------------------------------------
                             Name:  Richard K. Smucker
                             Title: President, Co-Chief Executive Officer and
                                    Chief Financial Officer

                             ROBIN HOOD MULTIFOODS CORPORATION
                             (Robin Hood)

                             By: /s/ R. K. Smucker
                                 --------------------------------------------
                             Name:  Richard K. Smucker
                             Title: Vice President

                             THE J. M. SMUCKER COMPANY
                             (Smucker)

                             By: /s/ R. K. Smucker
                                 --------------------------------------------
                             Name:  Richard K. Smucker
                             Title: President, Co-Chief Executive Officer and
                                    Chief Financial Officer

                                    IMCB CORP.
                                    (BUYER)

                                    By: /s/ G. Scott Humphrey
                                        ------------------------------------
                                    Name:  G. Scott Humphrey
                                    Title: President and CEO

                                    VALUE CREATION PARTNERS INC.
                                    (VCP)

                                    By: /s/ Harry S. Sunenshine
                                        ------------------------------------
                                    Name:  Harry S. Sunenshine
                                    Title: EVP

                                    BEST BRANDS CORP.
                                    (BBC)

                                    By: /s/ G. Scott Humphrey
                                        ------------------------------------
                                    Name:  G. Scott Humphrey
                                    Title: President and CEO

                                       S-2